UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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209 Troy Street
Tupelo, Mississippi 38804-4827

March 13, 2023
Dear Respected Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2023 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 25, 2023 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.

At the annual meeting, you will be asked to (1) elect four Class 3 directors, each to serve a three-year term expiring in 2026, (2) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (3) recommend, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should be held every year, every two years or every three years, (4) ratify the appointment of HORNE LLP as our independent registered public accountants for 2023, and (5) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting.

On March 13, 2023, we posted on our internet website, www.proxyvote.com, a copy of our proxy statement and proxy card for the 2023 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2022 (which serves as our Annual Report to Shareholders). On the same date, we mailed our shareholders a notice containing instructions on how to access our proxy materials over the internet and how to vote online (except that shareholders who affirmatively elected to receive paper copies of our proxy materials were mailed a full set of our proxy materials).

You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 61 of the proxy statement. As always, if you are the record owner of our stock, you may vote by attending the annual meeting. Unlike in prior years, we will not webcast the 2023 Annual Meeting, so you will not be able to attend the meeting over the internet.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

                            Sincerely,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 25, 2023 Renasant Bank 209 Troy Street Tupelo, Mississippi 38804-4827
ITEMS OF BUSINESS
1.Election of four Class 3 directors who will each serve a three-year term expiring in 2026;
2.Adoption, in a non-binding advisory vote, of a resolution approving the compensation of our named executive officers;
3.Recommendation, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should be held every year, every two years or every three years;
4.Ratification of the appointment of HORNE LLP as Renasant’s independent registered public accountants for 2023; and
5.Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 17, 2023.
ANNUAL REPORT; INTERNET AVAILABILITY OF MATERIALS	Our proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2022, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, have been posted on our internet website at www.proxyvote.com. If you received a paper copy of the proxy statement and proxy card, our annual report is also enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.
By Order of the Board of Directors,
C. Mitchell Waycaster
President and Chief Executive Officer
Tupelo, Mississippi
March 13, 2023

Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 25, 2023:

Renasant’s 2023 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2022 are available at www.proxyvote.com.

TABLE OF CONTENTS

Page
PROXY SUMMARY.........................................................................................................................................	1
Voting............................................................................................................................................................	1
2022 Financial and Compensation Highlights..............................................................................................	2
Environmental, Social and Governance Highlights for 2022........................................................................	4
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS....................................................	6
Governing Documents and Practices............................................................................................................	6
Board of Directors.........................................................................................................................................	9
Director Independence..................................................................................................................................	10
Board Leadership Structure..........................................................................................................................	10
Board Committees.........................................................................................................................................	11
Role of the Board in Risk Oversight.............................................................................................................	13
Director Selection and Diversity...................................................................................................................	16
Related Person Transactions.........................................................................................................................	18
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank.....................	18
Shareholder Communications.......................................................................................................................	18
BOARD MEMBERS AND COMPENSATION.............................................................................................	21
Members of the Board of Directors..............................................................................................................	21
Director Compensation.................................................................................................................................	26
EXECUTIVE OFFICERS................................................................................................................................	28
COMPENSATION DISCUSSION AND ANALYSIS....................................................................................	30
Say-on-Pay....................................................................................................................................................	30
Objectives of Our Compensation Program...................................................................................................	30
Compensation Committee Practices.............................................................................................................	32
Decision-Making Process for 2022...............................................................................................................	36
2022 Compensation Decisions......................................................................................................................	37
COMPENSATION COMMITTEE REPORT.............................................................................................	43
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION......................	43
COMPENSATION TABLES.........................................................................................................................	44
2022 Summary Compensation Table............................................................................................................	44
Grants of Plan-Based Awards.......................................................................................................................	46
Outstanding Equity Awards as of December 31, 2022.................................................................................	47
Vested Restricted Stock................................................................................................................................	47
Pension Benefits............................................................................................................................................	48
Non-Qualified Deferred Compensation........................................................................................................	48
Payments and Rights on Termination or Change in Control........................................................................	49
OTHER COMPENSATION-RELATED DISCLOSURES........................................................................	55
CEO Pay Ratio..............................................................................................................................................	55
Pay Versus Performance...............................................................................................................................	56
REPORT OF THE AUDIT COMMITTEE....................................................................................................	59
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.....................................................................	60
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Page
VOTING YOUR SHARES...............................................................................................................................	61
Attending the Annual Meeting......................................................................................................................	61
Record Date; Shares Outstanding.................................................................................................................	61
Voting............................................................................................................................................................	61
Quorum.........................................................................................................................................................	61
How Votes are Counted................................................................................................................................	61
Required Vote for Each Proposal..................................................................................................................	62
Shares Held by the Renasant 401(k) Plan.....................................................................................................	62
Solicitation and Revocation of Proxies.........................................................................................................	62
PROPOSALS.....................................................................................................................................................	64
Proposal 1 - Election of Four Class 3 Directors............................................................................................	64
Proposal 2 - Advisory Vote on Executive Compensation.............................................................................	64
Proposal 3 - Advisory Vote on the Frequency of the Shareholder Vote on Executive Compensation.........	65
Proposal 4 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2023....................................................................................................................................	65
Other Matters................................................................................................................................................	66
STOCK OWNERSHIP.....................................................................................................................................	67
Common Stock Ownership Greater than 5%................................................................................................	67
Beneficial Ownership of Common Stock by Directors and Executive Officers...........................................	68
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K........................................................................	70
APPENDIX A - NON-GAAP FINANCIAL INFORMATION.....................................................................	A-1
In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”

We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2023 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 25, 2023, including any adjournments or postponements of the meeting.

As permitted by the Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2022, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 13, 2023, we posted these materials on our internet website, www.proxyvote.com, and we mailed our shareholders a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online (except for shareholders who affirmatively elected to receive paper copies of our proxy materials, to whom we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2022, on March 13, 2023).
ii

PROXY SUMMARY
This section of our proxy statement briefly describes the proposals to be voted on at the 2023 Annual Meeting of Shareholders and our voting procedures. This section also provides 2022 financial highlights, pay-for-performance information and a discussion of certain of the environmental, social and governance initiatives we undertook in 2022. More information about the annual meeting and our 2022 executive compensation program is contained in the remainder of this proxy statement, and a detailed discussion of our financial results for 2022 can be found in our Annual Report on Form 10-K for the year ended December 31, 2022 (which serves as our Annual Report to Shareholders). We encourage you to review the entire proxy statement and annual report before you vote.
Voting
Proposals to be Voted On. Four proposals will be voted on at the annual meeting:

	More Information	Board Recommendation
Proposal 1 Election of Class 3 Directors (four nominees)	Page 64	FOR each nominee
Proposal 2 Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers	Page 64	FOR
Proposal 3
Recommendation, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every two years or every three years
	Page 65	Every One Year
Proposal 4 Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2023	Page 65	FOR
Voting Procedures. Votes may be cast in any of the following ways:

Internet	Telephone	Mail
Visit www.proxyvote.com. You will need the control number on your Notice or the proxy card mailed to you, as applicable.	Call toll free (800) 690-6903. You will need the control number on the Notice or your proxy card, as applicable.	Complete and mail your proxy card to the address on the card, if you received a paper copy of the proxy statement and proxy card.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at the annual meeting and revoking a proxy previously given may be found in the Voting Your Shares section later in this proxy statement.

2022 Financial and Compensation Highlights
Financial Performance. As illustrated in the table below and the information following the table, we achieved solid performance results in 2022.

	Year Ended December 31,
	2022	2021	2020	2019	2018
Diluted EPS (GAAP)	$2.95	$3.12	$1.48	$2.88	$2.79
Adjusted Diluted EPS (non-GAAP)(1)	$3.00	$2.98	$1.93	$3.03	$3.00
Return on Average Shareholders’ Equity (GAAP)	7.60%	7.96%	3.96%	7.95%	8.64%
Adjusted Return on Average Tangible Shareholders’ Equity (non-GAAP)(1)	14.20%	13.89%	10.06%	16.15%	17.14%
Return on Average Assets (GAAP)	1.00%	1.11%	0.58%	1.30%	1.32%
Adjusted Return on Average Tangible Assets (non-GAAP)(1)	1.10%	1.16%	0.85%	1.54%	1.58%
(1)Adjusted diluted EPS, adjusted return on average tangible shareholders’ equity and adjusted return on average tangible assets are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets and/or certain charges (such as, among others, restructuring charges, merger and conversion expenses and swap termination gains) with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. For a reconciliation of these measures to their most comparable measures under generally accepted accounting principles in the United States of America (“GAAP”), please see Appendix A, Non-GAAP Financial Measures.
In 2022 we completed two acquisitions, enjoyed substantial organic loan growth, expanded our net interest margin and effectively managed noninterest expense. Some of our notable results are summarized below:
•We significantly advanced our strategy to build more scale and expand the reach, both geographically and in product line, of our specialty lines of business through two acquisitions. On March 1, 2022, we acquired Southeastern Commercial Finance, LLC, an asset-based lending company headquartered in Birmingham, Alabama, with operations throughout the Southeast. On December 30, 2022, we acquired Republic Business Credit (formally known as Continental Republic Capital, LLC), a factoring and asset-based lending company headquartered in New Orleans, Louisiana, with offices in Los Angeles, Houston and Chicago. These acquisitions added $28.1 million and $77.5 million, respectively, in loans on the applicable acquisition date.
•Net income for 2022 was $166.1 million. Although net income in 2022 declined as compared to 2021, primarily due to lower production from our mortgage division, net interest income grew $31.8 million to $457.5 million in 2022 from $425.7 million for 2021.
•Total loans held for investment at December 31, 2022 were $11.6 billion, an increase from $10.0 billion at December 31, 2021. We capitalized on the rising interest rate environment by growing loans held for investment by over 15.0% in 2022 from the balance at the beginning of the year.
•We maintained a strong core deposit base, which should aid our efforts to manage deposit costs in the current volatile interest rate environment. Although rising interest rates precipitated a $159.4 million year-over-year decline in noninterest-bearing deposits, we continue to have a solid base of low-costing deposits. Non-interest bearing deposits represented 33.8% of our total deposits at December 31, 2022, down slightly from 33.9% at December 31, 2021.
•We continued to focus on controlling expenses. Primarily driven by lower salaries and benefits in our mortgage division, noninterest expense decreased $34.4 million in 2022 as compared to 2021. Our expense discipline and attention to loan and deposit pricing resulted in meaningful improvements in our operational efficiency, as our efficiency ratio for 2022 was 61.9%, down from 65.4% for 2021. In the second half of 2022, we achieved our goal of operating at an efficiency ratio below 60%, with an efficiency ratio of 58.5% for the third quarter of 2022, which improved to 58.4% for the fourth quarter of 2022.
•Asset quality remained sound, as evidenced by asset quality metrics at near-historic lows. Net loan charge-offs in 2022 were 0.09% of average loans. Non-performing loans as a percentage of total loans was 0.49% in 2022, down two basis points from 2021, while our coverage ratio (the allowance for credit losses as a percentage of total nonperforming loans) increased to 338% at December 31, 2022, from 323% at December 31, 2021.

Compensation. For 2022, our executive pay practices continued to reflect our view that compensation should correlate with Company performance, with payouts limited to ensure that compensation levels remain at appropriate levels. Expectations with respect to Company performance in any given year are impacted by internal and external factors. Internal factors relate to initiatives that our executives are expected to implement during the year to, among other things, increase our revenue, control our expenses, improve our operational efficiency and grow our capital. Certain of these initiatives may have a negative short-term impact on earnings or other performance metrics but position the Company for longer-term growth or profitability. Externally, projections with respect to the general economic climate for the year, especially with respect to changes in interest rates, are also incorporated into expectations about Company performance. The chart below explains why we elected EPS and TSR to evaluate the correlation between shareholder value and compensation.

Correlation Measure	Comparative Compensation Measure	Correlation
Diluted earnings per share (EPS)	Total cash compensation, which includes base salary and an annual performance-based cash award	•EPS is an annual measure of earnings •Cash compensation represents payments with an annual focus
Total shareholder return (TSR)	Total realized compensation, which includes base salary and an annual cash award, which is performance-based, and the value of equity compensation, a portion of which is performance-based	•TSR measures the delivery of shareholder value over a longer period •Total compensation, including equity compensation, includes payments that provide value over longer periods
The compensation provided to Mr. Waycaster and our other named executive officers correlates to our budgeted goals with respect to earnings and profitability. In setting our annual budget, the board of directors and executive management consider the impact the internal and external factors described above will have on our earnings and profitability, based on their own judgment as well as independent investment analysts’ projections. In any year, we may budget earnings or profit metrics below the prior year’s results due to these factors, yet achieving, or surpassing, such budgeted amounts will nevertheless represent successful performance for the Company in light of internal factors and prevailing economic conditions. As a result, executive compensation may increase year-over-year even though the Company’s earnings or profitability metrics may decline on a year-over-year basis. The following tables illustrate the relationship between executive pay and our performance over the five-year period ending December 31, 2022. A comprehensive discussion of our executive compensation program and Mr. Waycaster’s and our other named executive officers’ compensation in 2022, including the performance measures we used to calculate their annual cash awards and decisions we made with respect to equity compensation, may be found below in the Compensation Discussion and Analysis section. Our pay versus performance disclosures required to be provided pursuant to SEC rules may be found in the Other Compensation Related Disclosures section under the heading “Pay Versus Performance.”

Environmental, Social and Governance Highlights for 2022
Our vision is to be the financial services advisor and provider of choice in each community we serve, and our mission is to provide quality financial services and advice by creating security and opportunity for employees, understanding, then meeting the needs of customers, being good citizens in our communities and providing attractive returns to shareholders. During 2022, we worked to fulfill the Company’s mission using business practices addressing each of our primary constituencies.

Our Customers
•We experienced double-digit increases in the use of our digital banking services, including mobile banking solutions and payments. The Bank also developed a strategic plan to implement Interactive Teller Machines (ITMs) across our footprint, in addition to the five ITMs launched in 2021, bringing our total to 39 machines. We added an ITM in Mississippi in 2022 and now have ITMs in five states.
•We developed a dedicated customer experience program – RNSTX. The program is designed to improve customer service, increase customer loyalty and promote customer advocacy. Customer evaluation is a core element of the RNSTX program, and in 2022 we conducted over 9,800 customer evaluations, which we used to increase the effectiveness of our customer service, including customer effort, satisfaction, overall experience, and loyalty scores. In addition, 55% of our employees received perfect customer evaluations.
•To ensure a consistent and exceptional customer experience, we expanded our Voice of the Customer Program to include Commercial Payments-Treasury Solutions Services.
•We provided over 1,500 hours of customer engagement training to employees, including retail team leaders, branch managers and personal bankers.

Our Communities
•Renasant Roots serves as our community and financial empowerment program, designed to provide credit and home ownership education, small business technical assistance, youth mentoring, theft mitigation, and charitable contributions.
•We originated more than $521 million in Community Development Loans. We also made Community Development Loans in the form of lines of credit for Community Development Financial Institutions.
•We made loans through government sponsored programs totaling over $484 million, which have features attractive to low- and moderate-income borrowers.
•We made 970 Community Homebuyer Mortgage loans, totaling $227 million. These loans are intended to be attractive to borrowers in low- and moderate-income census tracts and contain terms and features to support applicants who may not otherwise qualify for our traditional mortgage products. These loans are also available to majority-minority census tracts as part of a special purpose credit program.
•We introduced a down payment assistance program to provide down payment and/or closing costs assistance to low- and moderate-income borrowers in the Company’s service area in support of successful and improved Community Reinvestment Act lending efforts. 166 grants were provided totaling $791,000.

Our Employees
•We implemented significant portions of the strategic plan developed by our Social Responsibility, Diversity, and Inclusion Committee. The plan is focused on establishing multiple channels of communication and encouraging employee engagement, training and education.
•We expanded our Rise with Renasant Program for women. In 2022 we held a women’s conference open to female Renasant employees in leadership positions at all levels of the Company designed to facilitate personal and professional development of female employees.
•We encouraged employee engagement and feedback through surveys including an equity, diversity and inclusion survey.
•We increased our minimum wage to $18.00 per hour.
•Renasant announced a new paid parental leave program to eligible employees for qualifying events, as well as eight paid hours of community service, encouraging employees to serve our communities in meaningful ways.
•To proactively focus on customer engagement activities and provide employees with a more diverse, well-rounded and focused curriculum, we streamlined the training required to be completed by each employee while still meeting regulatory expectations, allowing Renasant to institute additional learning and engagement opportunities that meet the needs of our business and the career aspirations of our employees.
•Our employees completed over 48,000 hours (approximately 20 hours per employee) of training through our learning and development programs that included personal and professional development, role-based training, experiential learning, mentoring and maintenance of industry qualifications.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Governing Documents and Practices

Corporate Governance Guidelines
The Renasant Corporation Corporate Governance Guidelines (our “Governance Guidelines”) set forth principles that, together with our Articles of Incorporation, as amended, our Amended and Restated Bylaws, as amended (which we refer to as our “Bylaws”), committee charters and other policies, such as our Code of Business Conduct and Ethics, guide the board’s governance of Renasant. The Governance Guidelines address topics such as director qualifications, the board’s leadership structure, board responsibilities and the conduct of its operations, director education and other matters.
A copy of our Governance Guidelines is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Corporate Governance Guidelines.”

Code of Ethics
We expect our directors, officers and employees to act with integrity and make decisions that are in our best interests and discourage situations that present a conflict between our interests and their personal interests. Under our Code of Business Conduct and Ethics (our “Code of Ethics”), our directors, officers and employees may not engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of, for directors, the board or, as to officers and employees, their supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics.
A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Code of Business Conduct and Ethics.”

Committee Charters
The board has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee (the “ERM committee”) and a nominating and corporate governance committee (the “nominating committee”). Each committee is governed by a written charter, which is annually reviewed and updated (as necessary).
Copies of our committee charters are available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting the desired document.

Majority Voting Policy
The board has adopted a “majority voting” policy for the election of directors. Under this policy, which applies only in uncontested elections, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender his or her resignation as a director. This resignation will become effective upon acceptance by the board. If a resignation is tendered under these circumstances, the nominating committee will consider the resignation and recommend to the board whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the nominating committee’s recommendation and act on the director’s resignation.
Both the nominating committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC regulations and Nasdaq listing rules if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

Stock Ownership Guidelines
The board has adopted written stock ownership guidelines applicable to our directors and executive officers. More details about how the guidelines apply to our executives can be found under the heading “Compensation Committee Practices” in the Compensation Discussion and Analysis section below. For our non-employee directors, the stock ownership guidelines require each director to maintain a meaningful investment in Renasant common stock, which we believe demonstrates a commitment to increasing the long-term value of our stock and aligns the financial interests of our directors with those of our shareholders.
Under the guidelines, within the first year of becoming a non-employee director, a director must own at least 500 shares of common stock, and within five years of becoming a director, each non-employee director must own stock with a value equal to at least three times the annual cash retainer. The value of a director’s Renasant stock is determined as of January 1 each year, using the average closing market price of our stock for the 20 trading day period ending on the last day of the prior year. Shares that a director has pledged do not count toward a director’s required minimum ownership levels.
Based on an annual cash retainer of $60,000 (the retainer in effect on January 1, 2023), the guidelines require directors with at least five years of service to own Renasant common stock with a value of at least $180,000. The average closing price of our stock for the 20 trading days ending December 31, 2022 was $38.41, and based on that price all of our directors own at least approximately $200,000 of our common stock (and most own substantially more).

Insider Trading Policy
The board has adopted a policy designed to prevent insider trading of our securities. The policy prohibits our directors, officers and employees, their immediate family members and entities that they control from purchasing or selling our securities while in possession of material nonpublic information and from disclosing material nonpublic information to third parties. “Material nonpublic information” includes matters such as our earnings results, changes in senior management and merger and acquisition activity. Significant cybersecurity incidents and disruptions to our information technology infrastructure, among other events, are also deemed material nonpublic information.
Two additional trading restrictions apply to our directors, senior executive officers and certain other individuals, such as senior accounting staff (all of whom we refer to as “covered persons”):
•A covered person may trade in our securities only during a “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information). The window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter.
•A covered person may not trade in our securities, even during an open trading window, unless a committee made up of our chief operating officer, our chief accounting officer and our general counsel approves, or “pre-clears,” the transaction in advance. Pre-clearance provides the opportunity to evaluate a proposed trade and independently decide whether the covered person possesses material nonpublic information.
Our directors, officers and employees must annually certify that they have reviewed our insider trading policy and understand their obligations under the policy.

Hedging and Pledging Policy
Renasant maintains a Policy on Hedging or Pledging Company Stock (our “Hedging Policy”). A primary goal of our compensation program and our stock ownership requirements is to align the economic interests of our directors and executive officers with those of our shareholders. We believe that allowing a director or employee to hedge the economic risk of owning our stock undermines the intended economic alignment. The Hedging Policy prohibits our directors, officers, employees and their respective “designees” (explained below) from entering into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Specifically, our directors, officers and employees and their designees are prohibited from engaging in any of the following activities:
•Purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls and similar derivative instruments) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Renasant securities granted as compensation to, or held, directly or indirectly, by the director, officer or employee; or
•Engaging in short sale transactions in Renasant securities.
A person is a “designee” of a director, officer or employee for purposes of the Hedging Policy if, under the facts and circumstances, the person has been appointed to make decisions that such director, officer or employee should reasonably believe would result in hedging/offsetting prohibited by the Hedging Policy.
Although the Hedging Policy does not prohibit pledging of our common stock, we discourage the practice, and any stock that a director or executive officer pledges cannot be used to satisfy our stock ownership guidelines.
Our directors, officers and employees must annually certify that they have reviewed our Hedging Policy and understand the restrictions under the policy. For more information about our directors and named executive officers who have pledged shares of Renasant stock, refer to the Stock Ownership section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Review and Approval of Related Person Transactions
The board is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors (including nominees for election as directors) or executive officers, their immediate family members and businesses with which they are associated, and any shareholder owning more than 10% of our outstanding stock, all referred to as “related persons.” Other than our Code of Ethics and our employee manual, our related person transaction policy is not in writing, although we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans and other extensions of credit by the Bank to its executive officers, directors and principal shareholders).
Additional information about the process the board uses to identify related person transactions and the transactions that the board has reviewed and approved may be found below under the heading “Related Person Transactions.”

Board of Directors
Number and Term. There are currently 13 members of our board of directors, divided into three classes:

Class 1	Class 2	Class 3
Donald Clark, Jr.	John M. Creekmore	Gary D. Butler
Albert J. Dale, III	Jill V. Deer	John T. Foy
Connie L. Engel	Neal A. Holland, Jr.	Richard L. Heyer, Jr.
C. Mitchell Waycaster	E. Robinson McGraw	Michael D. Shmerling(1)
Sean M. Suggs
(1)As disclosed in our Current Report on Form 8-K filed with the SEC on July 29, 2022, Mr. Shmerling has elected not to stand for reelection as a director.
The current term of office for our Class 1 directors expires at the 2024 annual meeting; the current term of office for our Class 2 directors expires at the 2025 Annual Meeting; and the current term of office for our Class 3 directors expires at the 2023 annual meeting. After our annual meeting, assuming that all of our nominees are elected, including Rose J. Flenorl, whom we have nominated for election as a Class 3 director, the board will have 13 members, divided into three classes, with four directors in Class 1, five directors in Class 2, and four directors in Class 3. The board has determined that 13 members is an appropriate number to fulfill its responsibilities in light of our current and anticipated size and the nature of our operations.
Tenure. The board generally strives to ensure that there is a mix of tenures among the directors, as the board values both the insight that long experience on our board brings and also the fresh perspective associated with newer board members. The board has concluded that arbitrary deadlines on board service, such as tenure limitations or a mandatory retirement age, do not promote its goal of achieving a mix of short- and long-tenured directors. Accordingly, we do not have a formal policy governing the tenure of the members of the board of directors, and in January 2022 the board elected to eliminate our mandatory retirement age for directors. Our nominating committee monitors the make-up of the board and directors’ intentions about their continued board service to ensure that, if a director intends to retire or otherwise resign from the board, a suitable replacement can be identified in a timely manner. Further, as discussed below, the nominating committee annually assesses the performance of our directors. If a director’s performance is found to need improvement or otherwise is lacking, the nominating committee may counsel the director on the need for improvement and/or determine to not re-nominate the director for election when his or her term expires.
In the board’s view, our current mix of director tenures is appropriate. Of our 11 non-employee directors who will continue on the Board after the 2023 Annual Meeting, assuming that Ms. Flenorl is elected as a director, four will have served on the board for five years or less, two will have served for between five and 15 years, and five will have served for over 15 years.
Meetings. Our board held six meetings in 2022. All directors attended at least 75% of the total number of board meetings and meetings of the committees on which they served. The members of the board who are “independent directors” under the Listing Rules of the NASDAQ Stock Market, LLC, or “Nasdaq,” met in executive session (that is, a meeting of only directors who are “independent directors”) four times during 2022.

We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2022 annual meeting, and we expect our entire board to attend this year’s annual meeting.
Board, Committee and Director Performance Assessments. As part of its efforts to ensure that the Company has a high-functioning board with the collective experience, qualifications and skills necessary to guide a financial institution such as Renasant, our nominating committee annually conducts a board assessment. The assessment, which was developed and is administered by an independent third party, asks each director to provide on an anonymous basis his or her opinions on various topics, including (1) the interaction between the board and management, (2) the organization of the board, including its committee structure, (3) the conduct of board and committee meetings, (4) each director’s fulfillment of his or her responsibilities as a director and (5) director compensation. After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.
In addition to the assessment of the entire board, the nominating committee facilitates a peer assessment of each director. For this assessment, the nominating committee asks each member of the board to assess, among other things, the contributions of each director (including himself or herself) to the board and their participation in board and committee meetings and other board activities. For each director whose term is expiring at the next annual meeting, the nominating committee meets with such director to discuss the results of the peer assessment, including any issues identified therein or discrepancies between the director’s self-assessment and the peer assessment, and the director’s willingness to continue to serve on the board. The nominating committee uses this information as one factor in determining whether a director whose term is expiring should be nominated for reelection. For all directors, including those whose terms are not expiring at the next annual meeting, the nominating committee uses peer assessment results to help identify areas where a director can improve his or her performance in order to enhance the director’s contribution to the overall functioning of the board and its committees.
Finally, each board committee annually performs a self-assessment. These committee self-assessments are designed to elicit input from committee members regarding the committee’s performance of its responsibilities as set forth in its charter or as otherwise delegated to it by the board, the efficiency of the committee’s operations, the contribution of each committee member to the committee’s operations, and ways that the committee can better fulfill its purpose.
Director Independence
The board has determined that each of our directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Messrs. McGraw and Waycaster who are not independent directors because they are Renasant employees. In addition, the board has determined that, based on information as of the date of this proxy statement, Rose J. Flenorl, if she is elected to the board of directors, will be an independent director. When determining each non-employee director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:
•Transactions involving a director, members of his or her immediate family and businesses with which they are associated and the Company or the Bank. More information about these transactions may be found below under the heading “Related Person Transactions.”
•Employment relationships between the Bank and directors’ immediate family members. The Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank’s corporate banking department. The compensation paid in 2022 to Mr. Creekmore’s son, who is not an “executive officer” of the Company, is below the amount necessary to qualify as a related person transaction under SEC rules and was consistent with the compensation paid to similarly-situated employees of the Bank. The Bank also employs Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., the Bank’s financial advisor subsidiary. Dr. Heyer’s son is not an “executive officer,” but his employment is a related person transaction because of the amount of compensation he received in 2022. More details about our employment of Dr. Heyer’s son can be found in this section below under the heading “Related Person Transactions.”
Board Leadership Structure
Our executive chairman serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our executive chairman, serves as chairman of the board of the Company and the board of the Bank. We believe Mr. McGraw’s service as our chairman enhances the board’s operations, as he is an effective bridge between our non-employee directors and management. As executive chairman, Mr. McGraw remains involved, with Mr. Waycaster and Renasant’s other senior executive management, in developing Renasant’s strategic plan and implementing the steps needed to achieve the goals set forth in the strategic plan. However, he is also able to take a more objective view of our strategy and management decision-making, as he is not responsible for overseeing our day-to-day operations. In addition, Mr. McGraw provides insight on the current state of our overall operations, future prospects and the risks the Company and the Bank face. With such a deep knowledge of the Company and the Bank, Mr. McGraw is well suited to lead the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who meet the definition of “independent director” under the Nasdaq Listing Rules select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating our chairman’s service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:
•Scheduling and setting the agenda for board meetings with the chairman;
•Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;
•Determining the appropriate materials to be sent to directors for all meetings;
•Acting as a liaison between the board and the chief executive officer and our other executive officers;
•Assisting the compensation committee in evaluating the chief executive officer’s performance;
•Assisting the nominating committee in its annual assessment of the board’s committee structure and each committee’s performance; and
•Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.
Board Committees
The members of each of our executive, audit, nominating, compensation and ERM committees as of the date of this proxy statement, and a brief description of each committee’s function, are below.

Executive Committee
John M. Creekmore, Chair Neal A. Holland, Jr., Vice-Chair Albert J. Dale, III John T. Foy E. Robinson McGraw C. Mitchell Waycaster
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in overseeing the preparation of our annual budget and succession planning for our senior management. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.
The executive committee is composed of the chairman of the board, the lead director, the chief executive officer and three additional directors who are “independent directors” as defined in the Nasdaq Listing Rules. The executive committee met 18 times in 2022.

Audit Committee
John T. Foy, Chair Jill V. Deer, Vice-Chair Gary D. Butler Connie L. Engel Michael D. Shmerling Sean M. Suggs
The audit committee’s responsibilities include the following:
•Appointing, approving the compensation of and overseeing our independent registered public accountants;
•Monitoring the integrity of our financial reporting process and system of internal controls;
•Monitoring the independence and performance of our independent registered public accountants and internal auditing department;
•Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;
•Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and
•Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
The Report of the Audit Committee and Independent Registered Public Accountants sections below describe the actions taken in 2022 and the committee’s processes. In 2022, the committee held 12 meetings.
Each member of our audit committee is an “independent director” within the meaning of the Nasdaq Listing Rules, satisfies the other requirements for audit committee membership under the Nasdaq Listing Rules and meets all independence requirements under SEC regulations. The board has determined that Mr. Suggs and Mr. Foy each qualify as an “audit committee financial expert” under applicable SEC regulations and satisfy the financial sophistication requirements under the Nasdaq Listing Rules. Mr. Shmerling, who is retiring as of the 2023 Annual Meeting, also qualifies as an audit committee financial expert.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair John M. Creekmore, Vice-Chair Donald Clark, Jr. John T. Foy Richard L. Heyer, Jr. Michael D. Shmerling
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and the board committees. Specific information about our director selection process is below under the heading “Director Selection and Diversity.” In addition, the committee oversees the formation and implementation of our governance policies, including our Governance Guidelines and stock ownership guidelines, and oversees the annual board and director performance assessments. The committee also takes a lead role in the board oversight of our efforts with respect to ESG and equity, diversity and inclusion matters. More information about our Governance Guidelines, stock ownership guidelines and these assessments may be found under the “Governing Documents and Practices” and “Board of Directors” headings above.
Each member of the nominating committee is an “independent director” under the Nasdaq Listing Rules. The committee met six times in 2022.

Compensation Committee
Albert J. Dale, III, Chair Richard L. Heyer, Jr., Vice-Chair Donald Clark, Jr. John M. Creekmore Jill V. Deer Neal A. Holland, Jr.
The compensation committee’s primary functions are setting our overall compensation strategy and administering the compensation of our named executive officers and other senior executive officers. The compensation committee charter does not allow the committee to delegate its functions. The Compensation Discussion and Analysis section below explains the compensation committee’s processes and procedures with respect to our executive compensation program and discusses the specific decisions about the 2022 compensation of our named executive officers. The committee met six times in 2022.
Each member of the committee is an “independent director” within the meaning of the Nasdaq Listing Rules and a “non-employee director” under SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments) received from us or the Bank or any other source that might impair the director’s independent judgment, including whether the member is considered our affiliate and additional relevant factors, such as, for Messrs. Creekmore and Heyer, the Bank’s employment of their sons.

Enterprise Risk Management Committee
Michael D. Shmerling, Chair John T. Foy, Vice-Chair Gary D. Butler John M. Creekmore Albert J. Dale, III O. Leonard Dorminey* Neal A. Holland, Jr. Sean M. Suggs
The ERM committee has overall responsibility for our enterprise-wide risk assessment, management and oversight process. To ensure that the committee has insight into our overall operations, the chairs of our executive, audit, compensation and nominating committees and the Bank’s credit review and technology committees are members of the ERM committee. More information about the Company’s risk assessment process and the role of the ERM committee in this process may be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee is an “independent director” as defined under the Nasdaq Listing Rules. In 2022, the committee met four times.

*Mr. Dorminey is a member of the Bank’s board of directors only.
The members of these committees are subject to change. Changes are generally made effective as of the annual meeting. We update our corporate website from time to time to reflect any changes in the membership of these committees. You can find this information by going to www.renasant.com, clicking on “Corporate Governance” and then clicking on “Committee Composition.”
Role of the Board in Risk Oversight
Oversight. Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. To identify and mitigate risk, the board primarily acts through its committee structure. The board’s ERM committee is responsible for: identifying enterprise-wide risks, both immediate and longer-term risks (including information security and cybersecurity risks as well as risks related to business continuity and disaster recovery planning); assessing how risks within each category affect other risks within that category and in other risk categories; and facilitating our operations within risk tolerance levels that are established annually by management and reviewed by the board. The ERM committee:
•Oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures,
•Annually reviews and approves our overall risk appetite and risk tolerance levels within each identified category of risk suggested by management, and
•On an ongoing basis reviews and adopts policies, procedures and controls that are intended to identify, manage and mitigate risk.
The ERM committee’s work is supported by our management enterprise risk management committee (our “management ERM committee”), a management committee led by our chief risk officer whose membership includes our chief operating officer and the leaders of our major business lines and back office functions. The management ERM committee reviews the information to be reported to the ERM committee and provides a forum for Renasant’s senior executive management to review and discuss existing risks, trends with respect thereto and the status of risk mitigants therefor, and also to call attention to emerging risks that the Company may need to address. The activity of this management committee enables more informed and focused reporting of risk issues by management to the ERM committee.

The following discussion highlights some of the most significant risks facing the Company and the role of the ERM committee and other committees of the board (or the board of the Bank), working with management committees that report to these committees, in identifying and mitigating these risks:
•Credit Risk. The Bank’s credit review committee is primarily responsible for credit administration and other risks arising from our lending activities, such as the risks presented by the various categories of lending that we engage in and risks posed by excessive concentrations in any particular category of loans. Among other things, this committee approves the Bank’s loan policy manual and any changes to our loan policies. The credit review committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as the problem asset review committee and the mortgage risk committee.
•Interest Rate and Liquidity Risk. Our goal is to structure our asset-liability composition in a way that (1) maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital and (2) provides adequate sources of short and long-term liquidity both under the current interest rate environment and under various hypothetical interest rate scenarios. The ERM committee oversees this risk, assisted by our asset/liability committee, which monitors our interest rate sensitivity and makes decisions relating to that process. The asset/liability committee is a management committee reporting to the management ERM committee.
•Compliance and Legal Risk. The ERM committee monitors our efforts to comply with all applicable laws and regulations, including fair lending, consumer protection, anti-money laundering/combatting the funding of terrorism and privacy laws and regulations. Our chief risk officer reports on issues related to compliance and legal risk that we have identified and the steps that management has implemented, or will implement, to prevent the occurrence of any identified risk or, where complete prevention is impossible, to mitigate the impact on Renasant from any such risk occurring. Renasant maintains a standing management compliance committee, chaired by our chief compliance officer (who reports to our chief risk officer), whose activities are reported to the management ERM committee, for further reporting to the board ERM committee. This committee has general responsibility for overseeing Renasant’s compliance management system, programs, policies and procedures and ensuring that they are designed to identify, manage and mitigate the various compliance and regulatory risks facing Renasant.
The audit committee assists the ERM committee in its oversight of compliance and legal risk. In addition to addressing financial reporting and operational risk as discussed below, at each meeting the audit committee receives a report from our general counsel regarding litigation facing Renasant, including employment-related claims. The purpose of this report is not only to understand the immediate risk posed by outstanding litigation but also to identify any trends or themes raised by such litigation that indicate that a policy, procedure or operating practice may be create legal risk to Renasant that can be remediated.
•Cybersecurity and Information Security Risks. The ERM committee and the Bank’s technology committee oversee risks related to our technological infrastructure, information security, cybersecurity, business continuity and disaster recovery programs. At each meeting of the ERM committee, our chief information security officer provides a report to the committee on our cybersecurity and network security initiatives, emerging risks and management’s plans to mitigate such risks and employee training on cybersecurity and related issues, among other topics. In addition, our chief technology officer addresses business continuity matters with the ERM committee, such as the continuing impact on our cybersecurity resulting from employees working from home.
The technology committee, which meets quarterly, is responsible for the oversight of the Bank’s strategies and operations with respect to information technology matters. Although the technology committee’s focus is not limited to information security and cybersecurity risk, at each meeting the committee receives a report on information security and other cybersecurity matters similar to the report provided to the ERM committee. As a member of the ERM committee, the chairman of the technology committee updates the committee on the technology committee’s discussions with respect to our technological infrastructure and the impact thereof on matters within the ERM committee’s focus.
We also retain third parties to test the effectiveness of our efforts to identify and respond to existing and emerging threats to information security and cybersecurity. For example, on an annual basis we engage a third party to conduct an audit of our cybersecurity, which includes internal and external penetration testing. We also engage another independent company to conduct penetration testing from time to time over the course of the year. To the extent this testing uncovers any potential vulnerabilities in our security or otherwise recommends improvements to our systems, management will then make efforts to appropriately address the concerns or implement the recommendations.

•Financial Reporting and Operational Risk. The audit committee is responsible for matters that fall within this category of risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors (outside the presence of management) to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks. In addition, at almost every meeting the audit committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk. More information about the audit committee can be found above under the heading “Board Committees” and below in the Report of the Audit Committee and Independent Registered Public Accountants sections.
The audit committee also oversees our internal auditors. Our internal audit department provides an independent, objective assurance function by evaluating and making recommendations for the improvement of the effectiveness of risk management, control and governance processes across Renasant. The internal auditors also help management assess the effectiveness of internal controls over financial reporting. At each audit committee meeting, the director of internal audit reports to the committee on the auditors’ review work since the prior audit committee meeting and the status of management efforts to address internal audit findings.
•Human Capital Management Risk. Human capital management risk is, broadly speaking, the risk that Renasant will not sustain a workplace environment that attracts and retains a workforce with the background and skills to achieve the company’s strategic goals. The board oversees this risk by periodically receiving reports from management on, among other human capital-related matters, employee recruitment and development efforts, employee promotions and turnover, and the competitiveness of Renasant’s compensation and benefits. The board also monitors management’s response to significant events impacting Renasant’s workforce, such as the work-from-home arrangements implemented during the COVID-19 pandemic and continued following the subsidence of the pandemic.
•Compensation Risk. The compensation committee evaluates risks associated with our executive compensation program. The activities of the compensation committee in this regard are described in more detail in the Compensation Discussion and Analysis section below. The compensation committee is assisted by the incentive compensation committee, which is composed of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) in order to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose the Bank or the Company to imprudent risks, whether financial, credit, regulatory or otherwise. Annually, management submits to the incentive compensation committee a risk assessment that describes both the risks presented by our incentive compensation arrangements and the procedures in place designed to mitigate the risks that have been identified. The incentive compensation committee then presents this risk assessment to the compensation committee for its review. As part of this review process, these committees may recommend changes to incentive plans or the adoption of additional procedures to further mitigate the risks presented by our incentive compensation arrangements.
Policies and procedures that we have adopted to address risks associated with our executive compensation program are described in the Compensation Discussion and Analysis section below. Other compensation-related risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may try to make riskier loans to boost his or her incentive. We address this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on high-income areas, to the exclusion of low- and moderate-income areas, exposing us to criticism from a fair lending perspective, among other things. We address this risk by adopting goals for low income and minority lending. On an ongoing basis the incentive compensation committee monitors our incentive compensation arrangements to determine whether additional risk mitigants are necessary.
At each board meeting, the board of directors receives reports and other information on the committees’ activities since the prior board meeting. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the issue.
In addition to our full board of directors and committee structure, Mr. Waycaster, who as chief executive officer ultimately is responsible for management’s implementation of our risk management processes, supports the board’s oversight of risk by providing access to adequate and timely reports and information, access to employees and the prompt implementation of recommendations by our committees. Mr. Creekmore, as lead director, leads an independent review of the risk assessments developed by management and reported to the committees. Finally, as discussed above, we have a chief risk officer, who leads our risk management department and in such role oversees management’s assessment of the risks we face, the determination of risk tolerance levels and the implementation of effective risk management processes and procedures, and a director of internal audit, who leads our internal audit department and provides another layer of testing of management’s risk identification and mitigation efforts.
Director Education. Our board recognizes that, to fulfill its risk oversight duties and satisfy its other responsibilities, it is essential that each director stay abreast of developments in the financial services industry and the risks facing financial institutions similar to us as well as corporate governance best practices for publicly-traded companies. The board taps internal and external resources to obtain the necessary education and training. Multiple times each year, Renasant’s management or our external advisors conduct board presentations on the policies, procedures and controls governing every facet of our operations, including our practices regarding the identification, assessment and mitigation of the various risks facing us. These presentations assist directors not only in performing their risk-oversight responsibilities on various committees but also in performing an informed review of the work of committees on which they do not serve. Each committee also periodically receives management presentations on topics relevant to the committee’s work. In 2022, full board presentations included training from our chief compliance officer on regulatory compliance policies and procedures, while outside advisors briefed the board on the current regulatory landscape and trends and best practices with respect to executive compensation matters.
Members of the board are also expected to avail themselves of external education opportunities to enhance their knowledge of corporate governance and operational risks facing the Company and the banking industry in general and to improve their ability to oversee management in identifying and mitigating these risks. The Company bears the cost of the directors’ external education.
Director Selection and Diversity
The nominating committee evaluates and recommends potential new directors based on the needs of the board and Renasant generally. In addition, as noted in the discussion of our board, committee and individual director assessment process under the “Board of Directors” heading above, the nominating committee facilitates the board’s assessment of each of our directors to determine if each director is making the expected contributions to the board such that he or she should continue as a member of the board. The nominating committee’s objective is to craft a board composed of individuals with a diverse mix of backgrounds and experiences and possessing, as a whole, the experience, qualifications and skills necessary to guide a publicly-traded financial institution like Renasant.
Although there is no formal policy, as stated in our Governance Guidelines Renasant believes that board membership should reflect diversity in its broadest sense in order to promote the inclusion of different perspectives and ideas. The nominating committee considers a candidate’s gender, age, ethnicity, experience, education, geographic location (focusing on areas where Renasant operates) and difference of viewpoint when evaluating his or her qualifications for election to the board. The following matrix presents the racial and gender characteristics of our board as of the date of this proxy statement, which is unchanged from the Board Diversity Matrix as of March 14, 2022 presented in the proxy statement for our 2022 annual meeting. Immediately following the 2023 Annual Meeting, assuming that Rose J. Flenorl, an African-American female, is elected as a Class 3 director, the board will have three female directors and ten male directors, with two African-American members and 11 white members.

Board Diversity Matrix (as of March 13, 2023)
Total Number of Directors	13
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2 (Jill V. Deer, Connie L. Engel)	11	0	0
Part II: Demographic Background
African American or Black	0	1 (Sean M. Suggs)	0	n/a
Alaskan Native or Native American	0	0	0	n/a
Asian	0	0	0	n/a
Hispanic or Latinx	0	0	0	n/a
Native Hawaiian or Pacific Islander	0	0	0	n/a
White	2	10	0	n/a
Two or More Races or Ethnicities	0	0	0	n/a
LGBTQ+	0
Did Not Disclose Demographic Background	0
In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are studied by the nominating committee when evaluating a candidate to be nominated for election to our board:
•“Independence” within the meaning of the Nasdaq Listing Rules and SEC rules and regulations;
•Significant business experience in banking, financial services or other business, or in marketing, finance, legal, accounting or other professional disciplines;
•Diversity, as described above;
•Familiarity with and participation in the communities in which we operate;
•Prominence and a highly-respected reputation in his or her profession;
•A proven record of honest and ethical conduct, personal integrity and independent judgment;
•The ability to represent the interests of our shareholders and other stakeholders (including, for example, our employees and customers and the communities we serve); and
•The ability to devote time to fulfill the responsibilities of a director and to enhance his or her knowledge of the banking and financial services industry in general and the Company in particular.
Usually, nominees for election to the board are proposed by the current members of the board or executive management. This was the case for nominee Rose J. Flenorl. Ms. Flenorl is a recognized leader in diversity, equity and inclusion as well as environmental sustainability, both of which are matters of significant importance to the board. In mid-2022, Mr. McGraw identified Ms. Flenorl, whom he knew through her service on the bank’s West Tennessee advisory board, as a potential nominee, and he recommended that she be considered for nomination for election to the board of directors. The nominating committee, led by its Chairman Neal A. Holland, Jr., reviewed Ms. Flenorl’s qualifications and background and conducted multiple interviews with her to ensure she possessed the qualifications and qualities described above. Following this evaluation process, with the support of management, the nominating committee recommended that Ms. Flenorl be nominated for election to the Company’s board. Background information about Ms. Flenorl is provided below in the Proposals section under the heading “Proposal 1 – Election of Four Class 3 Directors.”
The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing such candidates as it does for candidates proposed by the committee, another board member or executive management. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations.”

Related Person Transactions
Review and Approval of Related Person Transactions. The board reviews transactions involving related persons to determine that the terms are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, our directors and executive officers annually complete a Regulation O questionnaire (in the summer) and a Director and Officer Questionnaire (in December). Both questionnaires require our directors and executive officers to disclose their related persons and any transactions with us in which they or a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to vendors to further identify transactions in which a related party may have an interest.
The types of transactions that must be reviewed and approved or ratified by the board of directors include extensions of credit, real property leases and other business relationships. When the board reviews and approves or ratifies transactions, the director or executive officer associated with the matter (if any) is not present while discussions and deliberations are held and, if the transaction involves a director, the director must abstain from voting on the matter.
Indebtedness of Directors and Executive Officers. Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
Other Ordinary Course Transactions. In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated. We expect to engage in similar transactions with these persons in the future. All depository and other financial services-related relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates and fees (as applicable), as those prevailing at the time for comparable relationships with persons not related to the Company or the Bank.
Employment Relationships. As discussed above under the heading “Director Independence,” the Bank employs Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., the Bank’s investment advisor subsidiary. In 2022, his total compensation was $201,350, which is consistent with the compensation paid to similarly-situated employees. Dr. Heyer’s son is not an “executive officer” of the Company as that term is defined under SEC rules.
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to, or has a material interest adverse to, us, the Bank or any of our other subsidiaries.
Shareholder Communications
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice describing the electronic availability of our proxy materials, you may obtain a paper or emailed copy of the materials. Please refer to the Notice for instructions for ordering a paper or emailed copy of the proxy materials and selecting a future delivery preference.
Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors by contacting James C. Mabry IV, our Chief Financial Officer, in one of the following ways:
•By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Financial Officer;
•By e-mail to Jim.Mabry@renasant.com; or
•By phone at (662) 680-1281.

Mr. Mabry will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or requiring action by the board of directors. Mr. Mabry will directly respond to communications that may be addressed most effectively by management.
Process for Shareholder Recommendations. Shareholders may recommend candidates for election to the board of directors. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 27, 2023, and no later than January 26, 2024, for consideration as a possible nominee for election to the board at our 2024 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder’s notice must include the following information as to each nominee:
•All direct and indirect compensatory and other arrangements or understandings between or among the recommending shareholder(s) and the nominee during the prior three years, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;
•All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and
•The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
In addition, a shareholder’s notice must also include the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interests in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
Shareholder Nominees Subject to Separate Proxy Solicitation. The SEC’s “universal proxy” rules permit shareholders to include their own nominees for election as directors on Renasant’s proxy card, subject to the satisfaction of the conditions set forth in Rule 14a-19 under the Exchange Act, including that the shareholder(s) provide notice to us that such shareholder(s) intend to solicit Renasant shareholders holding at least 67% of our outstanding shares to vote in support of director nominees other than Renasant’s nominees. A shareholder wishing to include the shareholder’s recommended candidate(s) for election to the board of directors on Renasant’s proxy card pursuant to Rule 14a-19 must send us notice, delivered within the timeframes set forth in our Bylaws (set forth above under the “Process for Shareholder Recommendations” heading), that not only includes the information required under Article III, Section 9, of our Bylaws but also complies with the requirements of Rule 14a-19(b).
Shareholder Proposals for the 2024 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors, a non-binding advisory resolution relating to our executive compensation (unless shareholders recommend, and the board agrees, on a different frequency) and a proposal to ratify the audit committee’s appointment of our independent registered public accountants for that fiscal year. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2024 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Exchange Act. If the 2024 annual meeting is held within 30 days of April 25, 2024, shareholder proposals must be received by our Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 14, 2023 and otherwise satisfy the requirements of Rule 14a-8, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Shareholders interested in submitting a proposal at the 2024 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. Accordingly, based on the meeting date of April 25, 2023 for the 2023 Annual

Meeting of Shareholders, a qualified shareholder who wishes to introduce a proposal or nominate a director at the 2024 Annual Meeting of Shareholders but without the inclusion of the proposal or nomination in our proxy materials for the meeting must give written notice to our Secretary not earlier than the close of business on December 27, 2023, and not later than the close of business on January 26, 2024. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position(s) if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
Members of the Board of Directors
The following information discusses each member of our board of directors who will continue after the 2023 Annual Meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. Information about Rose J. Flenorl, a nominee for election as a Class 3 director and not currently a director of the Company, can be found below in the Proposals section under the heading “Proposal 1 – Election of Four Class 3 Directors.” The information below highlights the specific experience, qualifications, attributes and skills that led us to conclude that each director should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the Corporate Governance and the Board of Directors section under the heading “Director Selection and Diversity” above.

Name	Age	Class	Background, Experience, Qualifications and Skills
Donald Clark, Jr. Director since 2017	73	1
Background: Mr. Clark is Of Counsel at Butler Snow, LLP, the largest law firm based in the State of Mississippi. He served as chairman of the firm for 14 years, ending in December 2019. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed a director of the Company upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills: Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversaw the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many of which are located within the Bank’s footprint. His experience provides the board with insight on the needs of customers within many of our markets. As the former leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Albert J. Dale, III Director since 2007	72	1
Background: Mr. Dale is chairman of the board of Dale, Inc. and served as president of the Company from 1985 until December 2018. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc. in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Experience, Qualifications and Skills
Connie L. Engel Director since 2018	70	1
Background: Ms. Engel is a partner in the Atlanta Office Division of Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the southeastern United States. Ms. Engel oversees Childress Klein’s Senior Living and Brokerage divisions in Atlanta, Georgia. Since 2005, Ms. Engel has served on the Board of Trustees of the Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Cobb Marietta Convention and Exhibit Hall Authority.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel’s extensive experience in commercial real estate development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most important growth markets. In addition, Ms. Engel served on the audit committee of Brand Group Holdings, Inc. prior to our acquisition of the company in September 2018. We believe this experience allows her to be a valuable member of our audit committee.

C. Mitchell Waycaster Director since 2018	64	1
Background: Mr. Waycaster has served as our and the Bank’s Chief Executive Officer since May 1, 2018, and he has been President of the Company and the Bank since January 2016. Prior to assuming his current position, Mr. Waycaster was our Chief Operating Officer since January 2016. Prior to being named President, Mr. Waycaster was our Executive Vice President since February 2003 and a Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all areas of the Bank’s operations. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. It is unlikely that any other Renasant employee has a better understanding of our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

John M. Creekmore Director since 1997	67	2
Background: Mr. Creekmore is retired. Prior to his retirement, Mr. Creekmore served as general counsel to United Furniture Industries, Inc. from July 2017 until July 2021. Prior to joining United Furniture Industries, Inc., Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As the former general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. Mr. Creekmore has served on our board and the Bank’s board since 1997, providing insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore resides in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Name	Age	Class	Background, Experience, Qualifications and Skills
Jill V. Deer Director since 2010	60	2
Background: Ms. Deer is Chief Administrative Officer for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms (“B&G”), and a member of the company’s executive team. In her role as Chief Administrative Officer, Ms. Deer is responsible for strategic planning and leads, among other areas, B&G’s human resources, legal, insurance and risk, and corporate responsibility (which includes diversity and inclusion and sustainability) groups. Prior to joining B&G in 2014, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: Ms. Deer’s role at B&G gives her the skill to assist the board in its oversight of our risk management, human capital management and other operations. She also has an intimate knowledge of the real estate and construction industries, which gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because B&G operates in many of the same markets in which Renasant is located. In addition, the Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Finally, her experience in strategic planning assists the board in oversight of the formulation and implementation of our strategic plans, including with respect to our corporate social responsibility efforts.

Neal A. Holland, Jr. Director since 2005	67	2
Background: Mr. Holland has been president and CEO of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland was appointed a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: In addition to the guidance that Mr. Holland can provide the board from his long experience as a business owner, Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a customer’s perspective to the board’s discussions.

Name	Age	Class	Background, Experience, Qualifications and Skills
E. Robinson McGraw Director since 2000	76	2
Background: Since May 1, 2018, Mr. McGraw has been Executive Chairman of the Company and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history than Mr. McGraw, and his understanding of our current operations and our future plans is likely exceeded only by Mr. Waycaster’s. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Sean M. Suggs Director since 2018	57	2
Background: Mr. Suggs is the president of Toyota Battery Manufacturing, North Carolina, currently overseeing the construction and start of production of Toyota’s $1.3 billion investment in its newest North American plant. Prior to his current position, Mr. Suggs served as the Vice President, Social Innovation, for Toyota Motor North America. In this position, Mr. Suggs was responsible for, among other things, Toyota Motor North America’s philanthropy efforts, diversity and inclusion strategy and environmental sustainability function across North America. Prior to assuming this position in January 2021, Mr. Suggs was the president of Toyota Motor Manufacturing, Mississippi, Inc., beginning in January 2018. In this role, he was responsible for all manufacturing and all accounting, financial reporting and other administrative functions of Toyota’s Blue Springs, Mississippi, plant, which produces the Toyota Corolla. Prior to joining the automotive industry in 2008, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: In his current role (as well as a previous role) Mr. Suggs oversees the operations of sophisticated manufacturing operations. The successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. The skills that Mr. Suggs has acquired in overseeing Toyota manufacturing operations enhance the board’s oversight of the Bank’s operations. Furthermore, given his former position overseeing the diversity, inclusion and sustainability efforts of an entity spanning the entire North American continent, Mr. Suggs provides the board essential insight on our own efforts to promote diversity and inclusion at the Company and enhance the sustainability of our operations.

Name	Age	Class	Background, Experience, Qualifications and Skills
Gary D. Butler, Ph.D. Director since 2020	52	3
Background: Dr. Butler is the founder, chairman and chief executive officer of Camgian Microsystems Corporation, a recognized leader in developing advanced information technologies that leverage innovations in the areas of signal processing, data analytics and artificial intelligence. Dr. Butler also serves on the Vanderbilt University School of Engineering Board of Visitors.
Experience/Qualifications/Skills: Dr. Butler leads a company on the cutting-edge of developing advanced information processing technologies that deliver decision support capabilities in the national security and finance sectors. His background in algorithms and artificial intelligence are invaluable to us as we develop strategies to leverage data collected in our daily operations. Also, Dr. Butler’s expertise in internet and wireless communication-related matters enhance our board’s ability to oversee and advise on our strategies with respect to information technology, cybersecurity and business continuity planning. Finally, in addition to its organic growth, Camgian’s growth has been supported by acquisition. We believe that Dr. Butler’s experience in this regard enables him to provide valuable insights with respect to the opportunities and risks associated with our mergers and acquisitions activity.

John T. Foy Director since 2004	75	3
Background: Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004, Mr. Foy served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International and Lane Furniture Industries were engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Mr. Foy’s experience as the president and chief operating officer and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on corporate governance. Also, furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general.

Richard L. Heyer, Jr. Director since 2002	66	3
Background: Dr. Heyer has been a physician and employee of Tupelo Anesthesia Group, P.A. since 1989, where he was formerly a partner. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer was also a business owner, which adds a unique perspective to board discussions.

Director Compensation
Below is a description of the compensation we pay to our non-employee directors and the process we use to determine compensation. Directors who are also our employees, Messrs. McGraw and Waycaster, do not receive additional compensation for services rendered as directors.
Each year, our independent compensation consultant, which for 2022 was Pearl Meyer & Partners, LLC, or “Pearl Meyer,” provides the compensation committee with information about peer group compensation practices and makes recommendations for non-employee directors. The compensation committee reviews the Pearl Meyer information and recommends to our full board the level of non-employee director compensation for the upcoming year. At its December meeting, the board reviews the compensation committee’s recommendations and ordinarily ratifies the recommended compensation. Any modifications are implemented after our annual meeting, except that for 2022 the modifications to cash retainers took effect on January 1 because the board elected to eliminate per-meeting fees as a component of non-employee director compensation effective as of the start of the year.
Compensation for our non-employee directors is set at a level that is at or near the median of the compensation paid to directors in our peer group using information obtained from Pearl Meyer about the practices of companies in the group. More information about our peer group can be found in the Compensation Discussion and Analysis section below under the heading “Compensation Committee Practices – Peer Group.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same, except that we pay an additional retainer to our lead director, the chairs of Company and Bank committees and all of the members of the Bank’s credit review committee (due to the frequency that this committee meets). We do not pay meeting fees for attendance at board or committee meetings, nor do we pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups, negotiate additional fees or payments for individual directors or “benchmark” compensation to our peer group.
The table below includes information about all of the compensation that was paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2022.

2022 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
Gary D. Butler	$70,250	$52,051	$—	$1,418	$123,719
Donald Clark, Jr.	61,000	52,051	—	1,418	114,469
John M. Creekmore	92,000	52,051	—	13,333	157,384
Albert J. Dale, III	96,000	52,051	—	12,556	160,607
Jill V. Deer	62,250	52,051	—	1,418	115,719
Connie L. Engel	72,500	52,051	—	1,418	125,969
John T. Foy	81,500	52,051	—	2,195	135,746
Richard L. Heyer, Jr.	73,500	52,051	—	1,418	126,969
Neal A. Holland, Jr.	97,000	52,051	—	17,332	166,383
Michael D. Shmerling	76,625	52,051	—	12,556	141,232
Sean M. Suggs	67,250	52,051	—	1,418	120,719

Compensation reported in the table above represents both cash payments and the value of stock grants and other forms of payments and benefits as follows:
•Column B, Fees Earned or Paid in Cash – Amounts in this column reflect the retainers and fees for state advisory board meetings we paid to our non-employee directors in 2022. Amounts may be voluntarily deferred under our Deferred Stock Unit Plan or Deferred Income Plan, which are described below:
•We paid the following retainers, prorated in the form of equal monthly payments:
•All directors received an annual retainer in the amount of $60,000 which was the same amount as 2021;
•Our lead director received an additional retainer in the amount of $30,000; and
•The chairs of the audit, compensation and nominating committees received an additional retainer in the amount of $20,000, the chair of the ERM committee received an additional retainer in the amount of $12,000, the chairs of the Bank’s trust and technology committees received an additional retainer in the amount of $6,000, and each member of the Bank’s credit review committee, due to the frequency that the credit review committee meets, received an additional retainer in the amount of $12,000.
•Each of our non-employee directors who serves on one of our state advisory boards was paid a $500 fee quarterly or when the board met, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state advisory board committee meetings.
•Column C, Stock Awards – On April 26, 2022, each director received a time-based restricted stock award of 1,616 shares of our common stock that will vest at the 2023 Annual Meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used to derive the fair value of our restricted stock.
•Column D, Changes in Pension Value and Nonqualified Deferred Compensation Earnings – Amounts in this column report above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Our non-employee directors do not participate in a pension plan or similar arrangement.
•Column E, All Other Compensation – Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:
•Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors (reported in Column B), and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income.
•We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.
The Bank maintains two deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan, the “DSU Plan,” and the Deferred Income Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and is credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price of our common stock. Under the Deferred Income Plan, deferred amounts are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which was 2.93% in 2022. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Income Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. McGraw and Waycaster, are listed below. Because they are also members of our board, information about Messrs. McGraw and Waycaster appears above in the Board Members and Compensation section under the heading “Members of the Board of Directors.” Our “named executive officers,” who are Messrs. McGraw, Waycaster, Mabry, Chapman and Perry, as well as Messrs. Cochran and Jeanfreau, are party to an employment agreement; our remaining executive officers are appointed annually by our board and serve at the discretion of the board.

Name	Age	Position
Kevin D. Chapman	47
Our Executive Vice President since January 2011 and Chief Operating Officer since May 2018. Mr. Chapman served as our and the Bank’s Chief Financial Officer from October 2011 until August 2020 and our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January 2011 and Chief Operating Officer of the Bank since May 2018. Since May 2018, he has also served as a director of the Bank.

J. Scott Cochran	59
Our Executive Vice President since April 2007; he has served as Chief Core Banking Officer since August 2020; prior to that role, Mr. Cochran served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012.

Kelly W. Hutcheson	40
Our and the Bank’s Chief Accounting Officer since March 2017. Prior to that time, she served as the Bank’s Senior Accounting Manager since 2011. Prior to joining Renasant in 2011, Ms. Hutcheson was a Certified Public Accountant with KPMG, LLP, serving clients in various industries throughout the southeastern United States.

Name	Age	Position
Mark W. Jeanfreau	48
Our and the Bank’s General Counsel since January 2020 and our Executive Vice President since September 2017; he has also served as a Senior Executive Vice President of the Bank since September 2017 and as the Chief Governance Officer of the Bank since July 2021. Prior to his assumption of the General Counsel position, Mr. Jeanfreau served as Governance Counsel of the Bank since September 2017. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

James C. Mabry IV	65
Our and the Bank’s Chief Financial Officer since August 2020; he has also served as our Executive Vice President and a Senior Executive Vice President of the Bank over the same period. Prior to joining Renasant, Mr. Mabry served as Executive Vice President of Investor Relations and Mergers/Acquisitions for South State Corporation, beginning in August 2015. Prior to that role, Mr. Mabry served as a managing director of Keefe, Bruyette and Woods, a Stifel Company, leading mergers and acquisitions, strategic advisory and capital markets services for banking companies.

David L. Meredith	56
Our Executive Vice President since January 2018; he has also served as the Bank’s Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Eastern Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Curtis J. Perry	60	Our Executive Vice President and the Bank’s Chief Corporate Banking Officer since June 2019. Prior to joining Renasant, Mr. Perry worked in a similar role at Synovus Bank since 2009.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section, or CD&A, describes our executive compensation program for 2022, which is administered by our compensation committee. As more fully explained in this section, our program consists of four components: base salary, annual performance-based cash awards, time-based equity awards and performance-based equity awards.
Named Executive Officers. For 2022, the named executive officers of the Company (referred to interchangeably as our “named executives” or our “NEOs”) whose compensation was determined under our program were:

Named Executive	Title
E. Robinson McGraw	Executive Chairman
C. Mitchell Waycaster	President and Chief Executive Officer
James C. Mabry IV	Chief Financial Officer
Kevin D. Chapman	Chief Operating Officer
Curtis J. Perry	Executive Vice President
2022 Compensation Program Highlights. As the impact of the COVID-19 pandemic abated, and it appeared that 2022 would mark a return to normal operating conditions, the compensation committee continued to structure our executive compensation program to focus on stable, long-term growth, alignment with shareholder interests and the retention of key talent. Improving our operational efficiency was a strategic goal in 2022, and the compensation committee adjusted our short-term incentive to tie a portion of such incentive to the achievement of this goal. In addition, the compensation committee recognized that management, when evaluating the appropriate level of the Company’s allowance for loan losses over 2021 and 2022 in light of assumptions regarding economic conditions and potential deterioration in credit quality in 2023 and thereafter, determined that the Company should maintain its allowance for credit losses as a percentage of the entire loan portfolio at a level higher than nearly all of Renasant’s peers. As a result of this determination, the Company’s provision expense during 2022 was higher on a relative basis than the provision expense of the Company’s peers. Management’s strategy to maintain a robust allowance for credit losses strengthened our balance sheet and supported the creation of long-term value for shareholders, but this decision adversely impacted the outcome of the performance-based equity awards that vested as of December 31, 2022. To address the impact that management’s shareholder-focused strategy had on the performance-based equity award, the compensation committee made time-based restricted stock awards to executives who had received the affected performance-based equity awards, as described in more detail below.
Say-on-Pay
At our 2022 annual meeting, approximately 97.4% of all votes cast were cast in favor of our non-binding resolution approving the compensation paid to our NEOs during 2021. The compensation committee considered this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance-based and fixed compensation.
At our 2023 Annual Meeting, shareholders are being asked to adopt a similar non-binding resolution approving the compensation paid to our NEOs in 2022 and also to vote on the frequency of this non-binding advisory vote. As discussed in more detail below in the Proposals section under the headings “Proposal 2 – Advisory Vote on Executive Compensation” and “Proposal 3 – Advisory Vote on the Frequency of the Shareholder Vote on Executive Compensation,” we are asking shareholders to adopt, in a non-binding advisory vote, a resolution approving the compensation we paid to our named executives in 2022 and to recommend that the non-binding advisory vote on the executive compensation paid to our named executive officers be held every year (as is currently the case).
Objectives of our Compensation Program
The compensation committee has designed our compensation program to achieve three objectives:

•To align our compensation practices with the delivery of shareholder value	•To drive positive operational and performance results using significant performance-based awards	•To provide total compensation that is substantial enough to act as a retention device
Our compensation program provides substantial variable compensation opportunities, with adequate levels of fixed compensation (“variable compensation” refers to opportunities that are directly linked to the performance of the Company or the value of Renasant stock). We use variable compensation to address shareholder alignment and to drive our financial results; fixed compensation is used to address the predictable and recurring financial needs of our executives. The table below provides more information about the structure of our program.

	FORM	FEATURES	RATIONALE
Fixed Compensation	Base Salary	•Determined annually •Based on individual performance (subject to broader Company goals), internal pay equity and peer group practices at or near the median	•Provides a source of predictable income
Variable Compensation	Performance-Based Cash Awards	•Annual cash bonus, with the amount contingent on attainment of absolute performance measures	•Aligns pay and short-term Company performance
Performance-Based Equity Awards
•Shares are issued in a “target” amount at the beginning of a three-year performance cycle and relative performance measures are designated, with final payouts contingent on actual performance during the cycle
•Aligns pay and long-term Company performance
	Time-Based Equity Awards	•Shares are issued at the beginning of a service-based vesting period, with vesting subject to continuous employment during the period	•Acts as a retention device
Pay for Performance. Our variable compensation is primarily performance-based, with some time-based opportunities that are intended to be strategic and address retention. The relationship of pay and performance is discussed in the Proxy Summary section under the heading “2022 Financial and Compensation Highlights – Compensation.” The following charts illustrate the components of compensation for 2022 for our chief executive officer and the average for our other NEOs, assuming performance at target levels.
     Total Variable Compensation: 73.0%         Total Variable Compensation: 66.0%
     Total Performance-based Compensation     Total Performance-based Compensation
(Short and Long-Term): 50.1%             (Short and Long-Term): 39.4%

■ Fixed - Base Salary
                    ■ Variable - Time-based Equity
                    ■ Variable - Performance-based Equity
                    ■ Variable - Performance-based Cash
The percentage of total performance-based compensation for our NEOs other than our CEO is lower than the percentage for the CEO because Mr. McGraw did not receive a performance-based equity award in 2022. More detailed information about the nature and amount of compensation we paid to our NEOs and payouts for performance-based compensation is provided below under the heading “2022 Compensation Decisions.”

Compensation Committee Practices
The compensation committee has adopted a number of practices intended to support alignment with our shareholders, mitigate compensation risk, ensure that the committee receives independent advice and otherwise advance the Company’s financial and strategic goals. This portion of the CD&A describes the most important of these practices.
Shareholder Alignment. Our compensation opportunities are designed to promote the alignment of the interests of our executives and the creation of long-term value for our shareholders, even after vesting has occurred or the performance cycle has ended. Key features of our variable compensation that support this design are described below.

Structure of Long-Term Equity Incentive
Our long-term equity incentive has the following features that promote shareholder alignment:
•Performance cycles are three years, ensuring that longer-term performance is fully reflected in our compensation decisions
•Relative performance measures are used, ensuring that compensation decisions reflect performance relative to our peer group
•Equity incentive performance measures differ from measures applicable to the annual cash incentive, with the goal that compensation decisions reflect a broader range of results

Stock Ownership Guidelines	Stock ownership guidelines apply to our NEOs and other executive officers. As of January 1, 2023 the stock ownership of each of our NEOs exceeded the applicable guidelines.
	NEO	Ownership Guidelines	Renasant Stock Owned(1)
	Mr. Waycaster	500% of base salary	869%
	Mr. Mabry	250% of base salary	556%
	Mr. McGraw	250% of base salary	1,770%
	Mr. Chapman	250% of base salary	671%
	Mr. Perry	250% of base salary	357%
(1) We include shares directly and indirectly owned, including shares subject to time-based restrictions, shares owned by immediate family members and shares owned through our 401(k) and DSU plans; we exclude shares that are pledged or subject to performance measures.

Equity Retention	Our NEOs must hold Renasant stock for a period of two years following vesting or the end of a performance cycle. The requirement applies to the full number of shares that vest or are finally awarded, net of shares withheld for the payment of taxes. During this holding period, the shares cannot be sold, pledged, mortgaged or otherwise disposed of. The requirement is waived only in the event of death, disability, retirement or a change in control.
Anti-Hedging and Pledging
Our NEOs are subject to the Company’s Hedging Policy, which prohibits our directors, officers and employees, including our NEOs, from engaging in transactions that have the effect of hedging the economic risks associated with the ownership of Renasant stock. Although the policy does not absolutely prohibit pledging, we discourage the practice, and any stock that is pledged cannot be used to satisfy our stock ownership guidelines. You can find more information about our Hedging Policy above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”

Risk Mitigation Practices. Our compensation program includes safeguards, summarized below, designed to mitigate compensation risk and to otherwise avoid unsafe and unsound compensation practices. The Corporate Governance and the Board of Directors section above under the heading “Role of the Board in Risk Oversight” provides additional information about actions the compensation committee has taken to identify, assess and mitigate risks posed by our compensation arrangements.

Clawback Policies
Our board has adopted, and the compensation committee administers, clawback policies that permit us to reduce or recover performance-based compensation if we are required to restate our financial results and the amount of the compensation would be less based on the restatement. The policies address both cash and equity awards.

Double Trigger for Change in Control Benefits
The payment of change in control benefits is contingent on a double trigger: if a change in control of the Company is consummated (the first trigger), an executive’s employment must be terminated within two years following the consummation either involuntarily without cause or on account of a constructive termination (the second trigger). Definitions of the terms “cause” and “constructive termination” may be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”

No Tax Gross Ups
The committee does not approve or enter into agreements that, directly or indirectly, result in tax gross ups, with the exception of a legacy contractual obligation for Mr. McGraw’s car allowance and the gross up of disability insurance premiums for our NEOs. For 2022, the aggregate amount of all gross ups was $14,459; individual amounts are reflected below in the Compensation Tables section in the “All Other Compensation” column of the 2022 Summary Compensation Table.

Timing of Equity Awards
Equity awards to senior executive officers are made at meetings of our compensation committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively on a specified date.

Limits on Performance-Based Payouts
To ensure that total compensation remains at appropriate levels and that performance-based compensation is not excessive, the committee sets maximum payouts that apply regardless of the level of performance.

Exercise of Discretion
The committee has the discretion to reduce the amount of any performance-based payout, whether cash or equity, if appropriate, to reflect factors unrelated to Company-wide performance, such as internal pay equity, individual performance, the scope or nature of individual responsibilities or otherwise to ensure that payout levels remain consistent with the purposes of our executive compensation program.

Independent Advice. For 2022 the compensation committee continued its relationship with Pearl Meyer as its independent executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent based on the factors set forth in the Nasdaq Listing Rules, and the committee determined that Pearl Meyer was independent during 2022. Pearl Meyer works at the direction of the compensation committee, and the decision to retain Pearl Meyer was at the sole discretion of the committee. Services provided by Pearl Meyer are described below under the heading “Decision-Making Process for 2022” and above in the Board Members and Compensation section under the heading “Director Compensation.” Pearl Meyer did not provide any additional services to the committee or the Company in 2022.
Peer Group. Prior to 2022, we used two peer groups, one to evaluate whether our total compensation remained competitive and in line with opportunities that may be available to our executives (our “compensation peer group”) and the other to measure relative performance of the Company for certain performance measures (our “performance peer group”). In 2022, Pearl Meyer recommended changes to the financial institutions in our compensation peer group, provided a review and analysis of the compensation levels and programs of companies in the peer group and advised the compensation committee with respect to the use of a single peer group. The compensation committee determined that our compensation peer group was sufficiently broad to accurately measure Renasant’s relative performance and elected to use a single peer group both to evaluate the competitiveness of our compensation and to assess performance with respect to relative performance metrics.

The peer group used in connection with setting 2022 executive compensation consists of financial institutions that are located in the south and southeast regions and that serve communities similar in size to those in which we operate. These parameters are intended to avoid the bias toward higher compensation levels that ordinarily predominate in financial centers and larger metropolitan areas (that is, our parameters mitigate against higher total compensation). The compensation committee approved this peer group in the fall of 2021, when it began the process of determining 2022 compensation levels, and it decided in January 2022 to use this peer group in lieu of a separate performance peer group. The 19 institutions included in the group had the following characteristics at the time the group was determined:

Characteristic	Range	Median	Renasant
Total assets	$9.3 billion - $27.2 billion	$17.6 billion	$16.0 billion
Total revenue	$310.1 million - $2.1 billion	$696.2 million	$696.1 million
Market capitalization	$1.3 billion - $5.1 billion	$2.3 billion	$1.9 billion
Full-time employees (2020 actual)	493 - 4,900	2,399	2,524
Offices (2020 actual)	21 - 233	120	157
For 2022, Pearl Meyer recommended that, to create a compensation peer group with median assets similar to ours, we remove five peers from the 2021 peer group. Southside Bancshares, Inc. was eliminated from the peer group because its assets were below the recommended asset range, while SouthState Corporation and Pinnacle Financial Partners, Inc. were removed due to their asset growth above the recommended range. Pearl Meyer also recommended removing BancorpSouth Bank and Cadence Bancorporation on account of their pending merger, which would result in an institution above the recommended asset range over the course of the performance period applicable to the performance-based equity award. The compensation committee concurred with these recommendations. The financial institutions in our compensation peer group for 2022 were:

Ameris Bancorp	Seacoast Banking Corporation of Florida
Atlantic Union Bankshares Corporation	ServisFirst Bankshares, Inc.
BancFirst Corporation	Simmons First National Corporation
Bank OZK	SouthSide Bancshares, Inc.
FB Financial Corporation	TowneBank
First Financial Bankshares, Inc.	Trustmark Corporation
Hilltop Holdings Inc.	United Bankshares, Inc.
Home BancShares, Inc. (Conway, AR)	United Community Banks, Inc.
Independent Bank Group, Inc.	Veritex Holdings, Inc.
Old National Bancorp
Benchmarking. Benchmarking refers to the practice of setting total compensation or one or more components of compensation with reference to the compensation practices of other financial institutions. The compensation committee believes benchmarking is not appropriate, whether with respect to total compensation or any element of compensation. Instead, the committee evaluates practices across our peer group, believing that our executives should be generally paid total compensation that is at or near the median of this group when performance is measured at target levels. The committee believes that this level is sufficient to act as a retention device, while ensuring that compensation levels do not become excessive.
Employment Agreements. We have entered into employment agreements with our NEOs. The agreements are primarily intended to promote retention, impose standard restrictive covenants that protect our proprietary information and business and provide compensation opportunities that are relatively consistent for each of our NEOs. More information about the terms of these employment agreements can be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”
Tax Considerations. Under Section 162(m) of the Internal Revenue Code, we cannot deduct compensation paid to our NEOs that is in excess of $1 million, regardless of the form of the compensation. Because the compensation committee believes that our executive compensation program should be structured to broadly advance the Company’s objectives, the Section 162(m) limit (and the potential loss of a tax deduction) is only one of the factors that the committee considers when it makes determinations.

Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that our NEOs should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2022 our NEOs had access to the following benefits and perquisites:
•Insurance-type group benefits that are generally available to all employees of the Company, including health and dental coverage and life and disability benefits. Our NEOs are also provided additional life and disability insurance coverage through group policies.
•A broad-based 401(k) plan, including a Company matching contribution. Consistent with our efforts to contain expenses, our NEOs and other senior executive officers do not receive a profit-sharing contribution to their 401(k) plan accounts.
•Two voluntary deferral plans, our DSU Plan and our Deferred Income Plan. With the exception of a contribution for the benefit of Mr. McGraw, we do not contribute to these arrangements.
•Dues for memberships in professional and civic organizations, country club dues and car allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found below in the Compensation Tables section under the headings “Pension Benefits” and “Non-Qualified Deferred Compensation”; information about the types and value of the perquisites provided to our NEOs can be found in the 2022 Summary Compensation Table in the “All Other Compensation” column.

Decision-Making Process for 2022
Committee Meetings. To establish the compensation paid to our NEOs with respect to the 2022 fiscal year, the compensation committee met three times in 2021, four times in 2022 and twice in 2023 (there were additional meetings on other matters). The following table illustrates the decision-making process used to determine 2022 compensation:

Determining Base Salary Adjustments	Determining Performance-Based Compensation	Determining Other Strategic Compensation
•At the end of 2021, Mr. Waycaster recommended that all NEO salaries remain flat in 2022 as compared to 2021 levels.
•The committee reviewed peer group information provided by Pearl Meyer and Mr. Waycaster’s recommendation and elected to not increase salaries.
•The recommendations of the committee were approved by the non-employee members of our board of directors.

•At the end of 2021, the committee reviewed possible performance measures applicable to the annual cash incentive and to the long-term equity incentive, and the committee selected the measures for the annual cash incentive, while it continued to study performance measures for the long-term equity incentive.
•The committee reviewed management’s recommendations regarding possible threshold, target and superior performance levels for the annual cash incentive based on the committee’s direction and Renasant’s 2022 budget. The committee also reviewed the peer group compensation report provided by Pearl Meyer. It then (1) set the amount of performance-based compensation for our NEOs; (2) determined the amount payable in Renasant stock and cash; and (3) determined performance measures and individual performance levels applicable to the annual cash incentive for the 2022 fiscal year.
•The recommendations of the committee were approved by the non-employee members of our board of directors.
•In the first quarter of 2022, the committee selected the performance measures for the long-term equity incentive, which were subsequently approved by the non-employee members of our board of directors.
•In early 2023, the committee reviewed 2022 fiscal year performance and certified payouts.

•At the end of 2021, the committee recommended time-based stock awards to our board.
•The recommendations of the committee were approved by the non-employee members of our board of directors.
•At the end of 2022, the committee reviewed the likely outcome of equity incentives vesting at year-end (which were awarded as part of 2020 compensation) and the impact of our long-term balance sheet management strategies on the applicable performance metrics.
•In early 2023, the committee awarded time-based stock awards for our senior executives other than Mr. Mabry.

Management Involvement in Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for our executive officers, other than himself. In addition, with the assistance of management, he regularly provides data and analysis about Company and individual performance for use by the compensation committee. The chief executive officer is also expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our NEOs frequently attend meetings at the request of the compensation committee, a portion of each of the committee’s meetings held to determine 2022 compensation levels was in executive session without management present.

Executive Compensation Adviser. In connection with the compensation committee’s 2022 compensation decisions, Pearl Meyer:
•Advised the committee with respect to the use of a single peer group;
•Provided survey data about the compensation levels and components of compensation available for executives at our peers; and
•Provided advice with respect to our cash and equity incentives, including the structure and amount of the 2023 one-year time-based equity award described below.
Information that Pearl Meyer furnishes the committee is one factor it uses to make its decisions about compensation; other factors are described elsewhere in this CD&A.
Setting Performance Measures. Early in each fiscal year (or in December of the previous year), the compensation committee determines the performance measures for cash incentives made under the Performance Based Rewards Plan, or the “PBRP,” and equity incentives awarded under the 2020 Long-Term Incentive Compensation Plan, or the “2020 LTIP.” For our NEOs, performance measures are Company-wide measures, since our NEOs directly impact overall Company performance. The committee evaluates performance at the end of the fiscal year and certifies performance.
Payouts are contingent on the attainment of threshold, target or superior performance. Target performance levels are derived from our budget, which is approved by the full board. Prior to adopting the annual budget, our budgeted results are compared with guidance and forecasts of independent investment analysts who regularly follow our performance and, if management deems it necessary, the budget is adjusted as appropriate. The compensation committee’s decisions with respect to the performance measures specific to PBRP and LTIP incentives for 2022 are discussed below.
2022 Compensation Decisions
This section of the CD&A describes the specific decisions the compensation committee made with respect to 2022 NEO compensation, including descriptions of salary adjustments (or the lack thereof), performance-based payouts for cash and equity awards that vested at the end of 2022 and equity awards made in 2022 that will vest or be settled in later years. As explained more fully below, the committee continued to emphasize the alignment of our named executives’ interests with those of our shareholders’ and the long-term nature of our program and its relationship to actual performance.
Base Salary. Just as in 2021, one of the Company’s primary objectives for 2022 was controlling noninterest expenses at all levels. Recognizing that salary and employee benefits make up the largest share of our noninterest expense, on Mr. Waycaster’s recommendation there were no increases in NEO base salaries from 2021 to 2022, representing the second consecutive year that NEO base salaries were not increased (except that Mr. Perry received a raise in 2021 to more closely align his base salary with that of similarly-situated executives at peer institutions).

2022 BASE SALARY
	Base Salary (2022)	Base Salary (2021)
Mr. Waycaster	$717,500	$717,500
Mr. Mabry	525,000	525,000
Mr. McGraw	563,750	563,750
Mr. Chapman	563,750	563,750
Mr. Perry	461,250	461,250
Annual Performance-Based Cash Awards.
2022 Payouts. Annual performance-based cash awards are made under the PBRP and are contingent on Company-wide performance at threshold, target and superior levels, expressed as a percentage of each executive’s base salary. There are no payouts for performance below threshold; maximum payouts are capped regardless of performance.
For 2022, just as in 2021, diluted earnings per share (“EPS”) and return on average tangible common equity (“ROTCE”) were performance measures. For 2022, the compensation committee selected our efficiency ratio (that is, noninterest expense divided by the sum of net interest income on a fully tax equivalent basis and noninterest income or, in other words, the percentage of one dollar that we must expend to generate a dollar of revenue) as a performance measure in lieu of the net revenue per share measure used in prior years. All three performance metrics were absolute measures, measuring only the performance of the Company (rather than comparing our performance relative to the performance of a peer group). ROTCE is a non-GAAP financial measure. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about this measure as well as a reconciliation of ROTCE to its most comparable measure under GAAP.
The compensation committee selected EPS because earnings directly correlate to shareholder value, while it selected ROTCE because it reflects the profitable use of our capital and how effectively our capital is deployed. Each of these measures may be appropriately measured on an annual period. The committee selected the efficiency ratio as a performance measure to reinforce the Company’s emphasis on improving operational efficiency. EPS and the efficiency ratio were measured on an absolute basis as was ROTCE, in a change from 2021. The committee decided to measure ROTCE on an absolute basis rather than relative basis because in the committee’s view there are many variables among companies that can materially impact a company’s ROTCE in any given year such that viewing our ROTCE on a relative basis over a one-year period was not as accurate an assessment of Renasant’s performance as compared to an absolute measure set at the appropriate target level (the target level is discussed in the next paragraph). For example, in 2022, a company’s return on tangible common equity relative to its peers was greatly impacted by the provision for credit losses recognized in the year and the extent of its unrealized losses on investment securities available for sale. For the same reason, the committee determined that the efficiency ratio should be measured on an absolute basis.
The specific performance levels for the EPS, efficiency ratio and ROTCE performance measures for 2022 were determined as follows:
•The target level for EPS increased significantly as compared to the target EPS performance level in 2021 to reflect improving credit conditions as the impact of the COVID-19 pandemic abated and the Federal Reserve was expected to begin increasing interest rates. In setting the specific EPS levels, the target performance level was our budgeted EPS for 2022. Renasant’s budgeted EPS for 2022 was approximately 9% above analysts’ consensus estimate of our 2022 EPS results, which the compensation committee used as the threshold performance level. The superior performance was set at approximately 8% above target. In prior years, our budgeted EPS correlated to the analysts’ consensus estimate, but in 2022 Renasant had to meaningfully outperform the consensus estimate for our NEOs to attain the target performance level, ensuring that targeted performance level represented a substantial achievement.
•Similar to EPS, the budgeted efficiency ratio for 2022 challenged the Company to outperform analysts’ expectations. As a result, the compensation committee set the target performance level at our budgeted efficiency ratio, with the threshold performance level equal to analysts’ consensus estimate of our 2022 efficiency ratio, which was approximately 3% below our budgeted efficiency ratio; the superior performance level represented a 5% improvement over the target efficiency ratio.
•Just as for the other performance measures, the target level for ROTCE equaled our budgeted ROTCE for 2022, with the threshold performance level set at analysts’ consensus estimate and the superior performance level 5% above our budgeted ROTCE for 2022.
The table below provides the weight given to each performance measure, specific threshold, target and superior performance levels for each measure and our results for 2022 as certified by the compensation committee (expressed in absolute terms and as a percentage of target performance).

2022 COMPANY-WIDE PERFORMANCE MEASURES
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	2022 Performance
					Actual	Relative to Target Performance
Diluted earnings per share (EPS)	50%	$2.45	$2.67	$2.89	$2.95	110%
Efficiency ratio	30%	69.2%	67.1%	65.0%	61.9%	108%
Return on tangible common equity (ROTCE)	20%	10.69%	11.57%	12.44%	13.97%	121%

Potential payouts (as a percentage of base salary) at threshold, target and superior levels were maintained at the same levels in 2022 from the prior year. The compensation committee determined that these levels remained sufficient to provide the opportunity to increase annual cash compensation due to our performance, rather than through base salary adjustments. The following table illustrates potential payouts expressed as a percentage of base salary.

2022 POTENTIAL PBRP PAYOUTS AS A PERCENTAGE OF BASE SALARY
	Threshold	Target	Superior
Mr. Waycaster	52.5%	105%	210%
Mr. Mabry	37.5%	75%	150%
Mr. McGraw	42.5%	85%	170%
Mr. Chapman	37.5%	75%	150%
Mr. Perry	32.5%	65%	130%
For 2022, the compensation committee did not believe that adjustments to performance outcomes were appropriate. For 2022, our EPS was $2.95, our efficiency ratio was 61.89% and our ROTCE was 13.97%, each above the relevant superior performance level, which resulted in the following payouts:

PBRP 2022 PAYOUTS
Mr. Waycaster	Mr. Mabry	Mr. McGraw	Mr. Chapman	Mr. Perry
$1,506,750	$787,500	$958,375	$845,625	$599,625
Equity Awards.
2022 Vesting – Performance-Based Equity Awards. Performance-based equity awards made in 2020 under our 2011 Long-Term Incentive Plan, or the 2011 LTIP, were subject to a three-year performance cycle that ended December 31, 2022. The performance measures applicable to the awards were return on average tangible assets (“ROTA”), ROTCE and total shareholder return (“TSR”), all measured on a relative basis (that is, as compared to our performance peer group). Like ROTCE, ROTA is a non-GAAP financial measure. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about this measure as well as a reconciliation of this measure to its most comparable measure under GAAP. A complete description of these awards can be found in our proxy statement for our 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 18, 2021 and is available on our website, www.renasant.com, under the “SEC Filings” tab, and also at the SEC’s website, www.sec.gov.
Upon completion of the three-year performance period applicable to these awards, the compensation committee reviewed the results of each performance metric. The Company’s ROTA and ROTCE over the performance period fell below the threshold performance level and TSR was ranked at the 57th percentile, between the target and superior performance levels. Like our annual performance-based cash awards, the compensation committee did not make any adjustments to our performance results for the three-year cycle that ended December 31, 2022, but the committee did elect to make time-based awards to address the impact of our balance sheet management strategies on our performance results. These time based awards are discussed under the “Equity Awards Made in 2023” heading below.
The table below provides specific information about the performance results relative to our peer group and the payouts, in shares, for each of our NEOs for the three-year performance cycle that ended December 31, 2022:

LTIP PAYOUTS - FOR THE THREE YEAR PERFORMANCE CYCLE ENDING DECEMBER 31, 2022
	Results			Payouts(1)
Performance Measure	% of Award	2022 results (percentile)	Award Level	Mr. Waycaster	Mr. McGraw	Mr. Chapman	Mr. Perry
ROTCE	40%	24th	48% of Target	—	—	—	—
ROTA	40%	19th	38% of Target	—	—	—	—
TSR	20%	57th	114% of Target	3,420	2,415	1,745	1,408
Total	100%			3,420	2,415	1,745	1,408
(1) Mr. Mabry was not a Renasant employee at the time restricted stock awards were made for 2020.
2022 Vesting – Time-Based Awards. Our NEOs, other than Mr. Mabry (who joined Renasant in August 2020), previously received time-based restricted stock awards that vested as of January 1, 2022. The value of these awards is included in the Compensation Tables section below under the heading “Vested Restricted Stock.”

Equity Awards Made in 2022. In 2022 the compensation committee made time-based and performance-based restricted stock awards under our 2020 LTIP, which replaced our 2011 LTIP (the 2020 LTIP and the 2011 LTIP are our “LTIPs”). Both types of awards are considered variable, meaning that the value of the awards is directly linked to the value of our stock. Time-based awards are also considered strategic, since they are one of the primary devices we use to promote the retention of our NEOs.
One-Year Retention Awards. As discussed in Renasant’s proxy statement for our 2022 Annual Meeting of Shareholders, filed with the SEC on March 14, 2022, the compensation committee concluded in early 2022 that a modest time-based retention award was appropriate for our NEOs and other senior executives. The award was strategic and intended to:
•Address anticipated pressure on executive retention, particularly in light of the United States experiencing historically high levels of employee resignations in 2021, with this trend expected to continue in 2022.
•More broadly address the impact of Renasant’s balance sheet management strategies on performance-based payouts for the three-year cycle ended on December 31, 2021. Over the course of 2021, Renasant maintained its allowance for credit losses and its reserve for unfunded commitments at substantially the same level, while many of its peers had substantial allowance and reserve releases. The decision not to release allowance and reserves directly and adversely impacted the Company’s ROTCE and ROTA, which were two of the performance measures for the performance-based equity awards that vested on December 31, 2021.
These retention awards vested January 1, 2023. The compensation committee set this vesting period because it viewed labor market conditions as likely to normalize by the end of 2022 and because there would be less retentive value to the award if the vesting period extended beyond 2022 given the relatively modest size of the awards. Since Messrs. Mabry and Perry already had meaningful retention awards outstanding, the compensation committee excluded them from this additional award.
The table below sets forth the number of shares represented by the time-based awards made to Messrs. Waycaster, McGraw and Chapman as well as the percentage that such awards represent of each executive’s (1) total equity compensation (performance- and time-based) awarded in 2022 and (2) total compensation for 2022. The value of these awards on the grant date is set forth below in the Compensation Tables section in the Grant of Plan-Based Awards table.

2022 RETENTION AWARDS
Executive	Number of Shares	Percentage of 2022 Equity Compensation	Percentage of 2022 Compensation
Mr. Waycaster	1,004	3.27%	1.10%
Mr. McGraw	904	3.43%	1.32%
Mr. Chapman	653	4.13%	1.20%
Time-Based Awards. Excluding the retention awards discussed above, time-based equity awards made in 2022 vest at the end of a three-year service period, with the exception of the award for Mr. McGraw that vests after one year (which the compensation committee believes creates retentive value, given Mr. McGraw’s current status as nearing retirement). In terms of value, the committee awarded restricted stock awards in 2022 with a value 5.0% greater than the value of the 2021 awards of time-based restricted stock, which the committee concluded was appropriate in light of base salaries remaining flat year-over-year. The table below describes the time-based awards made to our NEOs for 2022 and the applicable vesting dates.

2022 TIME-BASED AWARDS
Executive	Number of Shares	Award Date	Vesting Date
Mr. Waycaster	14,991	January 1, 2022	January 1, 2025
Mr. Mabry	6,977	January 1, 2022	January 1, 2025
Mr. McGraw	25,862	January 1, 2022	January 1, 2023
Mr. Chapman	7,650	January 1, 2022	January 1, 2025
Mr. Perry	6,169	January 1, 2022	January 1, 2025

Performance-Based Awards. The compensation committee also made performance-based equity awards, subject to a three-year performance cycle beginning on January 1, 2022 and ending on December 31, 2024, except that Mr. McGraw did not receive a performance-based equity award. The amount of the awards will be determined using the following three Company-wide performance measures, all measured on relative basis, comparing our performance to the performance of our peer group. Relative measures ensure our NEOs are rewarded only if our performance meets or exceeds the performance of our peer group, regardless of whether these measures improve on an absolute basis.
•ROTCE (PPNR), or return on average tangible common equity measured on a pre-provision net revenue, or “PPNR,” basis – PPNR is a non-GAAP financial measure, calculated by adding income taxes and the provision for credit losses back to net income. ROTCE (PPNR) measures the profitable use and deployment of our capital, excluding the effect of income taxes and decisions with respect to provisioning for credit losses (or reversals of prior provisioning) on the calculation of the return. Although the compensation committee also uses ROTCE as a measure for our annual performance-based cash awards, for the annual cash award ROTCE is measured on an absolute basis over a one-year period, while for the performance-based equity awards ROTCE is calculated on a pre-provision net revenue basis, over a three-year performance cycle, and on a relative basis compared to our peer group. The committee determined that calculating ROTCE (PPNR) on a relative basis for the performance-based equity awards is appropriate because the volatility in ROTCE (PPNR) due to unexpected or nonrecurring items among Renasant and its peers is significantly reduced over a three-year period. The committee believes that these differences create a meaningful distinction with the ROTCE performance measure applicable to the annual cash award, and it is appropriate to incentivize both beneficial deployment of our capital on a short-term basis and to evaluate the long-term use and allocation of our capital to ensure that decisions made each year produce consistent results aligned with the creation of shareholder value over a longer period.
•ROTA (PPNR), or return on tangible assets on a PPNR basis – ROTA (PPNR) measures how effective our executives are in generating profits from our tangible assets, excluding the effect of income taxes and credit loss provisioning decisions, similar to ROTCE (PPNR) above.
•TSR – TSR measures the financial gain that results from changes in our stock price plus dividends we have paid. The committee uses this measure because it is indicative of the absolute creation of long-term value for our shareholders.
The compensation committee believes that ROTCE (PPNR) and ROTA (PPNR) equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weight because this measure may be impacted by factors outside the control of our NEOs, such as macroeconomic factors like interest rates or market factors that are not uniformly applicable to institutions in our peer group.
ROTA and ROTCE calculated on a PPNR basis are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of these measures to their most comparable measure under GAAP.
The table below indicates the weight given to each measure and the specific threshold, target and superior performance levels designated by the compensation committee:

2022 PERFORMANCE MEASURES - THREE-YEAR PERFORMANCE CYCLE ENDING DECEMBER 31, 2024
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
ROTCE (PPNR) (non-GAAP)	40%	25th	50th	75th
ROTA (PPNR) (non-GAAP)	40%	25th	50th	75th
TSR	20%	25th	50th	75th

The table below reflects potential payouts, in shares, for threshold, target and superior performance, with no payout available for performance below the threshold level. In terms of dollar value, performance-based restricted stock awards in 2022 increased 5.0% as compared to 2021 awards of performance-based restricted stock.

2022 POTENTIAL LTIP PAYOUTS - THREE-YEAR PERFORMANCE CYCLE ENDING DECEMBER 31, 2024
	Threshold	Target	Superior
Mr. Waycaster	9,994	14,991	22,487
Mr. Mabry	4,651	6,977	10,466
Mr. Chapman	5,100	7,650	11,475
Mr. Perry	4,113	6,169	9,254
Equity Awards Made in 2023. As noted above, two of the performance metrics applicable to the performance-based equity awards whose three-year performance period ended December 31, 2022 – ROTA and ROTCE – fell below the threshold performance level. In reviewing these results, the compensation committee also considered the impact of our balance sheet management strategies over the performance period. Specifically, Renasant maintained a robust allowance for credit losses over the course of 2021 and 2022, while many of its peers had substantial allowance and reserve releases in 2021 and a relatively lower level of provisioning for credit losses in 2022. As a result, as of December 31, 2022 Renasant’s ratio of its allowance for credit losses to total loans was ranked at the 89th percentile in its peer group. Our executive management determined that maintaining Renasant’s allowance for credit losses at a high level, regardless of peer practices, was in the long-term best interests of our shareholders, protecting the Company’s earnings in the event that the banking sector experiences meaningful deterioration in credit quality, which may occur if the United States experiences recessionary conditions as was widely being forecast for 2023. Management’s decision not to lower its allowance for credit losses in relation to the loan portfolio, however, directly and adversely impacted the Company’s ROTCE and ROTA.
Renasant’s ROTA and ROTCE performance relative to its peer group meaningfully improves if these performance measures are calculated on a pre-provision net revenue bases, because the PPNR calculation adds income taxes and the provision for credit losses back to net revenue. When calculated on a PPNR basis for Renasant and its peers, our ROTA over the three-year period ending December 31, 2022 rises from the 19th percentile in the peer group to the 24th percentile, and our ROTCE improves from the 24th percentile to the 35th percentile.
As discussed earlier, the intent underlying Renasant’s performance-based awards is to incentivize our named executives to manage Renasant in a manner that creates long-term value for our shareholders, subject to compensation remaining at reasonable and competitive levels. In the committee’s view, the outcomes for the performance-based equity awards whose performance cycle ended December 31, 2022 were directly counter to the intent of these performance-based equity awards because our NEOs’ decisions were designed to create long-term shareholder value regardless of any potential negative impact on the performance measures applicable to the NEOs’ performance-based equity awards. To address this disconnect, in March 2023 the compensation committee awarded our named executives (other than Mr. Mabry, who was not a recipient of the relevant performance-based equity award because he was not an employee at the time) a time-based equity award with a one-year service period in a number of shares equal to the number of shares that the applicable NEO would have been awarded under the performance-based equity award had ROTCE been calculated on a PPNR basis for both Renasant and the performance peer group (ROTA over the performance period remained below the threshold performance level even when calculated on a PPNR basis). The compensation committee also viewed these awards as being consistent with its current practices with respect to performance-based equity awards, in that in 2022 ROTCE (PPNR) and ROTA (PPNR) were the performance metrics applicable to the performance-based equity awards made in 2022 (while also including a retention aspect).
The table below sets forth the number of shares awarded to Messrs. Waycaster, McGraw, Chapman and Perry. Each award was made on March 6, 2023 and vests on March 6, 2024.

2023 TIME-BASED AWARDS
Executive	Number of Shares
Mr. Waycaster	4,800
Mr. McGraw	3,389
Mr. Chapman	2,448
Mr. Perry	1,976

COMPENSATION COMMITTEE REPORT
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	John M. Creekmore
Richard L. Heyer, Jr., Vice Chairman	Jill V. Deer
Donald Clark, Jr.	Neal A. Holland, Jr.
March 6, 2023

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2022 were Donald Clark, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Richard L. Heyer, Jr. and Neal A. Holland, Jr. No member of the compensation committee was an officer or employee of Renasant or any of its subsidiaries during 2022 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations other than our employment of Dr. Heyer’s son. For a discussion of such loan, deposit and financial services relationships and our employment relationship with Dr. Heyer’s son, please refer to the information in the Corporate Governance and the Board of Directors section above under the heading “Related Person Transactions.” Additionally, in 2022 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board) of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2022 or one of whose executive officers served as a director for us.

COMPENSATION TABLES
2022 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I
C. Mitchell Waycaster Principal Executive Officer	2022	$717,500		$1,186,635	$1,506,750	$—	$116,505	$3,527,390
	2021	717,500	—	1,113,326	1,235,535	756	123,646	3,190,763
	2020	717,500	—	1,062,600	885,285	53,160	112,520	2,831,065
James C. Mabry IV Principal Financial Officer	2022	$525,000	$—	$534,229	$787,500	$—	$79,800	$1,926,529
	2021	525,000	—	518,470	645,750	—	70,229	1,759,449
	2020	212,019	125,000	750,004	—	—	14,897	1,101,920
E. Robinson McGraw Executive Chairman	2022	$563,750	$—	$1,016,375	$958,375	$—	$104,323	2,642,823
	2021	563,750	—	960,452	785,868	102,347	118,306	2,530,723
	2020	563,750	—	916,847	556,465	288,365	120,728	2,446,155
Kevin D. Chapman Chief Operating Officer	2022	$563,750	$—	$610,979	$845,625	$—	$75,156	$2,095,510
	2021	563,750	—	567,642	693,413	—	91,287	1,916,092
	2020	563,750	—	541,926	486,907	—	90,170	1,682,753
Curtis J. Perry Executive Vice President	2022	$461,250	$—	$472,360	$599,625	$183	$55,581	1,588,999
	2021	461,250	—	538,843	491,272	3,506	69,744	1,564,615
	2020	435,625	—	437,437	322,497	1,482	60,894	1,257,935
General. The 2022 Summary Compensation Table above includes information about the compensation earned by our principal executive officer, our principal financial officer and the three other most highly compensated executive officers of the Company in 2022 for services that they rendered during the fiscal years ending December 31, 2022, 2021 and 2020. The compensation included in the table represents both cash payments and the value of other forms of compensation, as follows:
•Column C, Salary – Amounts included in this column represent base salary earned by our named executives some of which may have been voluntarily deferred under our 401(k) plan or our non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan.
•Column D, Bonus – Amounts in this column report cash bonuses paid on a discretionary or contractual basis. Discretionary bonuses were not a component of our executive compensation program during 2022, 2021 or 2020. Mr. Mabry’s bonus in 2020 was contractually-based.
•Column E, Stock Awards – Amounts in this column represent the value of non-cash compensation granted or awarded under our LTIPs, which may be performance-based or time-based. Performance-based awards may or may not be earned by an executive, depending upon the achievement of performance measures; time-based awards are earned contingent on the completion of the designated service period. Options are not a component of our compensation program.
•Column F, Non-Equity Incentive Plan Compensation – Amounts in this column represent cash bonuses earned under our PBRP based on the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.
•Column G, Changes in Pension Value and Non-qualified Deferred Compensation Earnings – Amounts in this column represent changes in the actuarial present value of benefits accrued under our tax-qualified pension plan and any above-market earnings credited under our Deferred Income Plan (decreases in the actuarial present value of pension benefits are excluded from this column as required by SEC rules). Refer to the information below under the heading “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” for details on the specific amounts covered by this column.

•Column H, All Other Compensation – Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car allowances, insurance premiums, membership dues, and dividends on restricted stock awards.
Restricted Stock Awards. Amounts reported in Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIPs, consisting of performance- and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” referred to as “ASC 718.” Dividends accrue and are paid on restricted stock awards at the same rate as dividends on outstanding shares that are not restricted stock awards. Dividends are not included in our fair value determination. For performance-based awards, amounts included in Column E reflect the target award, which we consider the probable outcome of the performance conditions determined as of the date of award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under ASC 718. As permitted under the guidance in ASC 718, the Company has elected to account for forfeitures in compensation cost when they occur. The fair value of the 2022 performance-based awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $868,429, $404,178, $443,165 and $357,370 for Messrs. Waycaster, Mabry, Chapman and Perry, respectively (Mr. McGraw did not receive a performance-based award in 2022). Please refer to Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted stock awards included in Column E above is also listed in the Grants of Plan-Based Awards table below. Further information about why equity incentive awards are made, the relationship of these awards to other compensation components, the differences between performance- and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee and the performance cycle, and potential shares receivable for threshold, target and superior performance can be found above in the CD&A, under the heading “2022 Compensation Decisions,” in the paragraph labeled “Equity Awards.” The Vested Restricted Stock table below sets forth the actual number of shares of restricted stock that vested during 2022.
Cash Bonuses. The amounts reported in Column F, labeled “Non-Equity Incentive Plan Compensation,” reflect annual cash bonuses earned and paid under the PBRP, all of which were subject to the attainment of performance measures. More information about why annual cash bonuses are made, the relationship of annual cash bonuses to other compensation components, the specific performance measures designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found above in the CD&A, under the heading “2022 Compensation Decisions,” in the paragraph labeled “Annual Performance-Based Cash Awards.”
Changes in Pension Value and Non-qualified Deferred Compensation Earnings. Amounts reported in Column G, labeled “Changes in Pension Value and Non-qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and, for Messrs. Waycaster and McGraw, the year-over-year change in the actuarial present value of accumulated benefits under our pension plan, to the extent such present value increased in the year. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2022, the aggregate amounts of above-market earnings and changes in pension plan benefits were made up as follows:

Name	Above-market Earnings	Pension Plan Change	Total
Mr. Waycaster	$—	$(40,802)	$(40,802)
Mr. McGraw	—	(222,665)	(222,665)
Mr. Perry	183	—	183

All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column H, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, group term life insurance premiums, dividends on restricted stock awards, automobile allowances, dues for memberships in professional and civic organizations and country club dues. Mr. McGraw, our executive chairman, also receives a contribution to our Deferred Income Plan and a tax gross-up for the value of his automobile allowance, both of which are contractual payments. All of our NEOs receive a tax gross up for disability insurance premiums. Below is specific information about the other compensation paid to each of our named executives:

COMPONENTS OF “ALL OTHER COMPENSATION” FOR 2022
Name	401(k) Plan Contributions	Long-term Care and Life Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Professional and Civic Organization/Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. Waycaster	$12,200	$1,970	$85,848	$12,000	$4,380	$—	$107	$116,505
Mr. Mabry	12,200	1,231	44,065	12,000	10,224	—	80	79,800
Mr. McGraw	12,200	407	48,923	15,600	7,644	5,458	14,091	104,323
Mr. Chapman	12,200	1,282	45,267	12,000	4,380	—	27	75,156
Mr. Perry	12,200	1,231	35,216	—	6,780	—	154	55,581

Grants of Plan-Based Awards
The following table provides information on performance-based incentive awards and time-based equity awards made to the named executives for 2022.

2022 PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (LTIPs)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. Waycaster	1/1/2022	12/8/2021	376,688	753,375	1,506,750		14,991	(1)		568,908
	1/25/2022	1/12/2022				9,994	14,991	(2)	24,487	578,952
	1/25/2022	1/12/2022					1,004	(3)		38,774
Mr. Mabry	1/1/2022	12/8/2021	196,875	393,750	787,500		6,977	(1)		264,777
	1/25/2022	1/12/2022				4,651	6,977	(2)	10,466	269,452
Mr. McGraw	1/1/2022	12/8/2021	239,594	479,188	958,375		25,862	(1)		981,463
	1/25/2022	1/12/2022					904	(3)		34,912
Mr. Chapman	1/1/2022	12/8/2021	211,406	422,813	845,625		7,650	(1)		290,318
	1/25/2022	1/12/2022				5,100	7,650	(2)	11,475	295,443
	1/25/2022	1/12/2022					653	(3)		25,219
Mr. Perry	1/1/2022	12/8/2021	149,906	299,813	599,625		6,169	(1)		234,114
	1/25/2022	1/12/2022				4,113	6,169	(2)	9,254	238,247
(1)Represents shares subject to time-based vesting awarded under the 2020 LTIP. Mr. McGraw’s award is subject to a one-year service vesting period, while the remaining time-based awards are subject to a three-year service vesting period.
(2)Represents shares subject to performance measures and a three-year performance cycle (more fully described in the CD&A above) awarded under the 2020 LTIP.
(3)Represents shares subject to time-based vesting awarded under the 2020 LTIP that vested on January 1, 2023.
We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the 2020 LTIP. For payments and awards under the PBRP and 2020 LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the 2020 LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome of the performance conditions, determined in accordance with ASC 718. More information about the performance measures and the factors the compensation committee uses to set threshold, target and superior performance levels and the reason for the time-based award is included in the CD&A.
Outstanding Equity Awards as of December 31, 2022

OUTSTANDING EQUITY AWARDS
Name	Number of Shares that have not Vested (#)	Service Period Ends	Market Value of Shares that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested (#)	Performance Cycle Ends	Equity Incentive Plan Awards: Market Value of Unearned Shares that have not Vested ($)
A	B		C	D		E
Mr. Waycaster	15,000	1/1/2023	563,850	16,528	12/31/2023	621,288
	1,004	1/1/2023	37,740	14,991	12/31/2024	563,512
	16,528	1/1/2024	621,288
	14,991	1/1/2025	563,512
Mr. Mabry	7,697	1/1/2024	289,330	7,697	12/31/2023	289,330
	6,977	1/1/2025	262,265	6,977	12/31/2024	262,265
	19,372	8/1/2025	728,193
Mr. McGraw	904	1/1/2023	33,981	11,662	12/31/2023	438,375
	25,862	1/1/2023	972,153
Mr. Chapman	7,650	1/1/2023	287,564	8,427	12/31/2023	316,771
	653	1/1/2023	24,546	7,650	12/31/2024	287,564
	8,427	1/1/2024	316,771
	7,650	1/1/2025	287,564
Mr. Perry	6,175	1/1/2023	232,118	6,795	12/31/2023	255,424
	6,795	1/1/2024	255,424	6,169	12/31/2024	231,893
	1,875	3/10/2024	70,481
	6,169	1/1/2025	231,893
Stock Awards. Columns B and C reflect three-year time-based awards, except the one-year time-based retention awards to Messrs. Waycaster, McGraw and Chapman, a one-year time-based award to Mr. McGraw, and a five-year time-based award to Mr. Mabry. The value of these awards is based on the per share market value of our common stock on December 31, 2022, which was $37.59 per share. Columns D and E in the table above include information about our performance-based awards with performance cycles ending after December 31, 2022. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2022, $37.59 per share, and the number of shares equal to a target award. More information about our time- and performance-based restricted stock awards, including their respective vesting dates and performance cycles, can be found in the CD&A above under the heading “2022 Compensation Decisions” in the paragraph labeled “Equity Awards.”
Unexercised Options. No stock options were held by our named executives as of the end of 2022.
Vested Restricted Stock

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C
Mr. Waycaster	15,185	575,040
Mr. Mabry	6,457	215,664
Mr. McGraw	19,270	730,427
Mr. Chapman	9,395	355,912
Mr. Perry	7,308	231,166
The table above includes information about restricted stock awards that vested during our 2022 fiscal year, including time-based awards that vested in 2022 and performance-based awards with a performance cycle ending on December 31, 2022. Our named executives do not own any stock options. Below is additional information about the calculation of the value of each executive’s awards.

	Time-Based Restricted Stock Awards			Performance-Based Restricted Stock Awards
Name	Shares	Vesting Date	Per Share Value(1)	Shares	Performance Cycle Ended	Per Share Value(1)
Mr. Waycaster	11,765	January 1, 2022	$37.95	3,420	December 31, 2022	$37.59
Mr. Mabry	6,457	August 1, 2022	$33.40
Mr. McGraw	16,855	January 1, 2022	$37.95	2,415	December 31, 2022	$37.59
Mr. Chapman	7,650	January 1, 2022	$37.95	1,745	December 31, 2022	$37.59
Mr. Perry	5,900	May 3, 2022	$30.21	1,408	December 31, 2022	$37.59
(1)As of the trading date immediately preceding the vesting date or end of the performance cycle.
Pension Benefits

PENSION BENEFITS FOR 2022
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2022
A	B	C	D	E
Mr. Waycaster	Defined Benefit Pension Plan	18	$263,396	$—
Mr. McGraw	Defined Benefit Pension Plan	23	1,488,852	—
The Bank maintains a tax-qualified defined benefit pension plan, called the Renasant Bank Amended and Restated Pension Plan, under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. Waycaster and Mr. McGraw participated in and have accrued benefits under the pension plan. Years of credited service in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits in Column D in the table above reflect the present value, at December 31, 2022, of benefits earned as of December 31, 1996. Mr. Waycaster’s and Mr. McGraw’s benefits have fully vested, and they have satisfied the age and service conditions necessary for retirement.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan reflected in Column D in the table above may be found in Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2022.
Non-Qualified Deferred Compensation

DEFERRED INCOME PLAN
Name	2022 Contributions by Executive	2022 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2022
A	B	C	D	E	F
Mr. Waycaster	$1,200	$—	$2,892	$—	$100,772
Mr. McGraw	10,400	5,458	30,256	—	989,684
Mr. Perry	129,991	—	9,005	—	290,082
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a voluntary non-qualified deferral plan under which only Messrs. Waycaster, McGraw and Perry made deferrals during 2022. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2022 Summary Compensation Table. As required under Mr. McGraw’s employment agreement, we made a contribution to his account, reflected in Column C in the table above, the value of which is also reported in the “All Other Compensation” column of the 2022 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2022 for Mr. Perry included “above-market earnings” in the amount of $183. Above-market earnings are also included in the “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2022 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2022, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contributions to his account, all of which has been reported in the summary compensation tables for 2022 and prior years. A more complete description of our Deferred Income Plan is above in the Board

Members and Compensation section under the heading “Director Compensation.”

DEFERRED STOCK UNIT PLAN
Name	2022 Contributions by Executive	2022 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2022
A	B	C	D	E	F
Mr. Waycaster	$—	$—	$118	$—	$2,809
Mr. McGraw	7,800	—	7,583	—	220,308
Mr. Perry	24,564	—	785	—	47,217
The table above includes information about the participation of our named executives in our DSU Plan, which is a voluntary non-qualified deferral plan under which only Messrs. McGraw and Perry made deferrals during 2022. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by each participating executive during 2022; these amounts are also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2022. Column F in the table above is each participating executive’s plan balance as of December 31, 2022, which represents the balance of accumulated deferrals and any dividend equivalents not yet notionally reinvested in units, all of which has been reported as compensation in the summary compensation tables for 2022 and prior years. A more complete description of our DSU Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”
Payments and Rights on Termination or Change in Control
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under our PBRP and our LTIPs. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:
•Termination by the Company for cause;
•Retirement or other voluntary termination;
•Death or disability;
•Termination by the Company without cause or a named executive’s constructive termination;
•Termination in connection with a change in control; or
•The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is summarized below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company in the year of termination, the specific terms of any employment agreement in effect at the time of termination and the specific terms of any individual grant or award made under our PBRP or our LTIPs. The descriptions below are based on our agreements in effect as of December 31, 2022, which may be different at the time of an executive’s termination.
Employment Agreements. The Company entered into an employment agreement with Mr. McGraw, effective as of January 1, 2008, which was amended in 2018 and in 2019 to reflect our succession plan and in 2021 to reflect the board’s desire for Mr. McGraw to continue his service as Executive Chairman and as a director without an arbitrary retirement date. These amendments reduced his base salary, which resulted in corresponding reductions in certain benefits and other amounts, but also established a minimum amount of compensation payable to Mr. McGraw (subject to any reduction that is uniformly applicable to all officers). The 2021 amendment also extended the term of Mr. McGraw’s agreement, which now expires May 1, 2024, and also made the agreement subject to automatic renewal unless either party elects to terminate the agreement.
Effective as of January 1, 2016, the Company entered into substantially identical employment agreements with Messrs. Waycaster and Chapman, which were amended, effective January 1, 2018, to increase the amount payable in the event of a change in control or other qualifying separation. In connection with their respective hiring, we entered into an employment agreement with Mr. Perry, effective as of May 3, 2019, and an employment agreement with Mr. Mabry, effective as of August 1, 2020. More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan and pension plan and non-qualified deferred compensation plans, as applicable. More information about these plans may be found in the CD&A and in the descriptions following the 2022 Summary Compensation Table. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:
•Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason.
•Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw. The duration of the restriction for our other NEOs is two years for separation following a change in control and one year following other types of separation.
•Each executive must protect our confidential information and trade secrets indefinitely.
Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause. Generally, “cause” includes an executive’s (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) indictment for a felony or a crime involving moral turpitude, (3) willful failure to perform the duties of his position with us, (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us, (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002, or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when either (1) he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant or (2) he voluntarily separates from service without cause on or after the attainment of age 65. As of December 31, 2022, Mr. Waycaster and Mr. McGraw had attained age 55 and completed ten years of service and could retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:
•For eligible employees employed by the Company as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster is covered under the plan. If Mr. Waycaster had retired as of December 31, 2022, he would receive contributions toward retiree coverage in an approximate amount of $10,462, representing contributions for Mr. Waycaster and his spouse.
•With respect to incentive awards, when a named executive retires he will receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved, prorated to reflect service prior to retirement and any bonus for a prior fiscal year that has not been paid, and his performance-based restricted stock awards will be settled at the end of the applicable performance cycles, to the extent that applicable performance measures are achieved, prorated to reflect service before retirement.
•Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and any benefits that may be required by law.
Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:
•For all of our officers, including our named executives, we provide life insurance protection in an amount equal to 250% of each officer’s base salary, subject to medical underwriting if the amount of the coverage exceeds $600,000.

•Each of our named executives other than Mr. McGraw will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service, and any bonus for a prior fiscal year that has not been paid. Mr. McGraw will receive the amount of his target bonus, prorated to reflect his period of service.
•For our named executives other than Mr. McGraw, each executive’s performance-based restricted stock awards will vest at the end of the applicable performance cycle to the extent that the performance measures are achieved, prorated to reflect the period of service during the applicable cycle. For any performance-based restricted stock award made in the year of his death or disability, Mr. McGraw will receive his target award, prorated to reflect his period of service during the performance cycle. All other performance-based restricted stock awards will vest at the end of the applicable performance cycle based on actual performance, prorated to reflect Mr. McGraw’s service during the applicable cycle.
•Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.
•Messrs. Waycaster and McGraw, who participate in our Deferred Income Plan, will receive a preretirement death benefit from the plan in the event either should die while employed by us.
Involuntary Termination Without Cause or Constructive Termination. Under our employment agreements with our named executives, other than Mr. McGraw, if any of them is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:
•A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months;
•His target bonus prorated to reflect service during the performance cycle and any bonus for a prior fiscal year that has not been paid;
•His performance-based restricted stock awards, which will be determined at the end of the applicable performance cycle based on actual performance, prorated to reflect service during the applicable cycle;
•His time-based restricted stock awards, which will be prorated to reflect service prior to his termination and vest; and
•Premiums for the continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA,” up to a maximum period of 18 months.
Under our employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination, he will receive the unconditional payments described above and:
•A cash payment equal to two times his annualized base salary and the amount of his target bonus;
•His performance-based restricted stock award made in the year of his termination will vest at target; all other performance-based restricted stock awards will vest at the end of the applicable performance cycle based on actual performance, prorated to reflect his period of service during the applicable cycle;
•His time-based restricted stock award, which will be prorated to reflect his service prior to his termination and vest;
•COBRA continuation coverage premiums for the period of continuation coverage available to him and his eligible dependents; and
•Any bonus for a prior fiscal year that has not been paid.
The employment agreement for each of our named executives includes substantially the same definition of the events that constitute “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities, (2) our material breach of the terms of the employment agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act) or (4) the relocation of the executive more than 30 miles from where he currently works (Mr. Mabry’s agreement refers to a “material” change in location). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we are entitled to a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.

Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by the executive. The term “change in control” generally refers to (1) the acquisition by an unrelated person of not less than 50% of our common stock, (2) the sale of all or substantially all of our assets, (3) a merger in which we are not the surviving entity or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

	Messrs. Waycaster and McGraw	Messrs. Mabry and Chapman	Mr. Perry
Cash Payment	2.99 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control
COBRA continuation coverage premiums	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	No tax gross ups are available
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our Federal income tax deduction. Our named executives are all subject to cutback provisions that reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of our deduction.
In addition to the cash payments described above, both of our LTIPs provide with respect to restricted stock awards that (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.
•For Messrs. Mabry and Perry, if we provide notice of non-renewal before the fifth anniversary of the effective date of his employment agreement and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after the fifth anniversary, or if either of Messrs. Mabry or Perry provides notice of non-renewal at any time, no additional amount is due under the agreement.
•If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration, and his restricted stock awards will be settled as if he had retired (as described above).
•As to each of Messrs. Waycaster and Chapman, no additional amount is due upon the expiration of the agreement, regardless of whether we or the executive provides notice of non-renewal.
Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2022. The tables also include amounts payable under our employment agreements and our LTIPs awards for death, disability or retirement, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. The tables do not include the value of any unconditional payments, including account balances in our non-qualified deferred compensation plans and 401(k) plan and benefits earned under our pension plan (as to Messrs. McGraw and Waycaster). Unless otherwise noted, amounts included in the tables below are based on the following:
•For payouts under the PBRP, we have included the actual payout for 2022, regardless of the reason for the payout.
•For three-year time-based restricted stock awards and Mr. Mabry’s five-year time-based restricted stock award, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2022, and we have included the full value of the awards. For Mr. McGraw’s one-year time-based restricted stock award, we have included the full value of the award, regardless of the reason for payout.

•For our performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2022.
•The value of our stock on December 31, 2022 was $37.59 per share.
•The amounts included in the “Change in Control” column in the tables below are subject to reduction in the event the applicable named executive’s aggregate payments would exceed the threshold determined under Section 280G.
•Unless otherwise noted, amounts paid in the event of disability or retirement are substantially identical. Only Messrs. Waycaster and McGraw have satisfied the age and service conditions and are eligible to retire.
Mr. Waycaster

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$1,506,750	$1,506,750	$2,224,250	$6,245,041	$—
Awards of performance-based restricted stock	730,587	730,587	730,587	1,748,649	—
Awards of time-based restricted stock	1,203,619	1,203,619	1,203,619	1,786,390	—
COBRA Premiums (18 months)	—	—	29,847	29,847	—
Retiree medical benefits(1)	10,462	—	—	—	—
Death Benefit	—	337,725	—	—	—
Total	$3,451,418	$3,778,681	$4,188,303	$9,809,927	$—
(1)This would only be payable if Mr. Waycaster retired.
Mr. Mabry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$787,500	$787,500	$1,312,500	$3,281,250	$1,312,500
Awards of performance-based restricted stock	280,309	280,309	280,309	551,596	280,309
Awards of time-based restricted stock	382,051	382,051	382,051	1,279,789	382,051
COBRA Premiums (18 months)	—	—	29,847	29,847	29,847
Total	$1,449,860	$1,449,860	$2,004,707	$5,142,482	$2,004,707
Mr. McGraw

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$479,188	$479,188	$1,606,688	$4,293,256	$479,188
Awards of performance-based restricted stock	383,030	383,030	383,030	836,453	383,030
Awards of time-based restricted stock	1,006,134	1,006,134	1,006,134	1,006,134	1,006,134
COBRA Premiums (18 months)	—	—	29,847	29,847	—
Death Benefit	—	1,001,936	—	—	—
Total	$1,868,352	$2,870,288	$3,025,699	$6,165,690	$1,868,352
Mr. Chapman

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$845,625	$845,625	$1,409,375	$3,333,173	$—
Awards of performance-based restricted stock	372,630	372,630	372,630	891,898	—
Awards of time-based restricted stock	619,145	619,145	619,145	916,444	—
COBRA Premiums (18 months)	—	—	39,796	39,796	—
Total	$1,837,400	$1,837,400	$2,440,946	$5,181,311	$—

Mr. Perry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$599,625	$599,625	$1,060,875	$2,013,397	$1,060,875
Awards of performance-based restricted stock	300,507	300,507	300,507	719,435	300,507
Awards of time-based restricted stock	522,206	522,206	522,206	789,916	522,206
COBRA Premiums (18 months)	—	—	39,796	39,796	39,796
Total	$1,422,338	$1,422,338	$1,923,384	$3,562,544	$1,923,384

OTHER COMPENSATION-RELATED DISCLOSURES
CEO Pay Ratio
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about our “CEO pay ratio,” which refers to the relationship between the annual total compensation of our principal executive officer, Mr. Waycaster, and the median annual total compensation of our employees. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Waycaster for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Waycaster’s annual total compensation exceeds the annual total compensation of our median employee. For 2022:
•Mr. Waycaster’s annual total compensation (including health insurance premiums) was $3,539,305.
•The annual total compensation of our median employee (including health insurance premiums) was $53,450; and
•The ratio of Mr. Waycaster’s annual total compensation to the annual total compensation of our median employee was 66.2 to 1 (this ratio is the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Waycaster. We are required to identify our median employee only once every three years, unless there is a material change to the company’s employee population or compensation arrangements that would significantly alter the pay ratio disclosure. We last identified our median employee in 2021. Neither of the acquisitions we completed in 2022 involved a significant number of employees, and the number of our employees did not otherwise materially change. We also did not make any material changes to our compensation arrangements. As a result, we have determined that none of the changes in 2022 were likely to significantly affect the pay ratio disclosure for 2022 as compared to last year’s disclosure, and we have used the median employee identified in 2021 for purposes of this year’s pay ratio calculations.
In identifying the specific individual whom we considered our median employee in 2021:
•We first determined our employees as of December 31, 2021. Full-time, part-time, seasonal and temporary employees, were included, but independent contractors, leased employees and similar workers were not. On December 31, 2021, our total employee population was 2,453, and the number of independent contractors, leased employees and similar workers was not material.
•We then “ordered” our employees based on a consistently-applied, representative measure of compensation, which was total cash compensation paid to each employee. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals employed on December 31, 2021 who did not work the entire year. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of temporary or seasonal employees.
The employee whom we identified as our median employee is a universal banking employee at one of our Florida locations.
Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Waycaster to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Waycaster’s “annual total compensation” as the amount we reported in the “Total” column of the 2022 Summary Compensation Table above, which we elected to increase by the value of the insurance premiums we paid for coverage under our medical and dental plans in the amount of $11,915.
We calculated the annual total compensation of our median employee as if the amount would be reported in the “Total” column of the 2022 Summary Compensation Table. The amount would have been increased by the value of the insurance premiums we paid for coverage under medical and dental plans, but this employee did not participate in our plans in 2022. This amount is different (greater) than the amount of our median employee’s total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan, payroll deductions for deferrals to our 401(k) plan and insurance premiums and our insurance premium payments. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation this employee received to the total compensation Mr. Waycaster received.

Pay Versus Performance
General. The following table and graphs provide information required under the SEC’s “pay versus performance” rules over the last three years. The graphs below show the relationship of “compensation actually paid” to our principal executive officer (of which there were two in 2020) and other named executives in 2020, 2021 and 2022 to (1) the Company’s TSR and the TSR of the S&P U.S. BMI Banks - Southeast Region Index, (2) the Company’s net income and (3) the Company’s diluted EPS, and compare the Company’s TSR to the TSR of the S&P U.S. BMI Banks - Southeast Region Index (see note 4 to the table below for information about this index). As required under SEC rules, “compensation actually paid” reflects adjustments to vested and unvested equity awards during the applicable years in the table based on year-end stock prices and accounting valuation assumptions; it does not reflect the actual amount or actual average amount, as applicable, of compensation earned by or paid to our principal executive officer or our other NEOs for the applicable year. For a comprehensive discussion of our executive compensation program, including its objectives and design and the decisions that the compensation committee made in 2022 with respect to the compensation of our named executive officers, please refer to the Compensation Discussion & Analysis section. For a discussion of compensation for 2021 and 2020 included in the table below, please see the Compensation Discussion & Analysis section of the proxy statement reporting our NEOs’ compensation for the applicable fiscal year.

Pay Versus Performance
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for NEOs other than PEO(2)	Average Compensation Actually Paid to NEOs other than PEO	Value of initial fixed $100 investment based on:		Net Income (in thousands)	Diluted Earnings Per Share
					Total Shareholder Return (“TSR”)	Peer Group TSR(4)
2022	$3,527,390	$3,047,526	$2,063,465	$1,847,105	$115.35	$104.16	$166,068	$2.95
2021	3,190,763	3,483,712	1,942,720	2,086,277	113.42	128.06	175,892	3.12
2020	2,831,065	2,635,989	1,342,327	1,339,723	98.38	89.66	83,651	1.48
	(Mr. Waycaster)	(Mr. Waycaster)
	2,446,155	2,066,855
	(Mr. McGraw)	(Mr. McGraw)
(1)For 2022 and 2021, C. Mitchell Waycaster, our chief executive officer, was our PEO. In 2020, E. Robinson McGraw retired as chief executive officer in May 2020, succeeded by Mr. Waycaster; prior to his retirement, Mr. McGraw was our PEO.
(2)For 2022 and 2021, our named executive officers other than our PEO were James C. Mabry IV, E. Robinson McGraw, Kevin D. Chapman and Curtis J. Perry. As discussed in note 1 above, in 2020 Mr. McGraw was our chief executive officer, and PEO, until May 2020. As required by SEC rules, we had an additional named executive officer in 2020, who was J. Scott Cochran.
(3)“Compensation actually paid” reflects the amounts set forth in the “Summary Compensation Table Total for Principal Executive Officer” and “Average Summary Compensation Table Total for NEOs other than PEO” columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the table below.

	2022 (Waycaster)	2021 (Waycaster)	2020 (Waycaster)	2020 (McGraw)
SCT Total Compensation	$3,527,390	$3,190,763	$2,831,065	$2,446,155
Less: Stock Award Values Reported in SCT for the Covered Year	(1,186,635)	(1,113,326)	(1,062,600)	(916,847)
Plus: Fair Value for Stock Awards Granted in the Covered Year	1,164,763	1,254,475	1,010,400	871,807
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	(17,300)	178,336	(53,992)	(18,427)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	(5,400)	50,237	(13,050)	(15,660)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	(435,292)	(76,773)	(24,250)	(29,099)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	—	—	(51,584)	(271,074)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—
Compensation Actually Paid	$3,047,526	$3,483,712	$2,635,989	$2,066,855

	2022 (Non-PEO NEOs)	2021 (Non-PEO NEOs)	2020 (Non-PEO NEOs)
SCT Total Compensation	$2,063,465	$1,942,720	$1,342,327
Less: Stock Award Values Reported in SCT for the Covered Year	(658,486)	(646,352)	(541,701)
Plus: Fair Value for Stock Awards Granted in the Covered Year	748,477	750,699	642,035
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	(9,615)	86,005	(30,364)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	(24,189)	38,249	(57,226)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	(272,547)	(61,765)	(15,348)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	—	(23,279)	—
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—
Compensation Actually Paid	$1,847,105	$2,086,277	$1,339,723
(4)We use the S&P U.S. BMI Banks - Southeast Region Index as the peer group in the table, which is the same peer group that we use for purposes of the stock performance graph contained in our Annual Report on Form 10-K for the year ended December 31, 2022. The S&P U.S. BMI-Banks - Southeast Region Index, is a peer group of 54 regional bank holding companies, whose common stock is traded either on the New York Stock Exchange, NYSE Amex or NASDAQ, and which are headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

Most Important Financial Performance Measures. Listed below are the performance measures that our compensation committee views as the most important financial measures it uses to link the compensation actually paid to our principal executive officer and other named executive officers for 2022 to Renasant’s performance. An explanation of why the compensation committee selected each of these performance measures may be found in the Compensation Discussion and Analysis section above under the heading “2022 Compensation Decisions.”

•Diluted earnings per share	•Efficiency ratio
•Return on tangible common equity (non-GAAP)	•Return on average assets (PPNR) (non-GAAP)
•Total shareholder return

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2022 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2022. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held twelve meetings during 2022.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements of the Company and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Jill V. Deer, Vice Chairman
Gary D. Butler	Connie L. Engel
Michael D. Shmerling	Sean M. Suggs
February 24, 2023

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2023 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2022 and 2021 are as follows:

	2022	2021
Audit Fees(1)	$780,537	$759,681
Audit-related Fees(2)	36,413	115,624
Tax Fees	—	—
All Other Fees	—	—
Total	$816,950	$875,305
(1)Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.
(2)Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2022 and 2021, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The audit committee has delegated to its chairman the authority to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
Attending the Annual Meeting
Any shareholder who wishes to attend the annual meeting can do so by joining us in person at Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. Unlike in previous years, there will be no webcast or other virtual component to the annual meeting, and therefore you will not be able to attend the meeting over the internet. As a reminder, if you have voted by proxy you do not need to attend the 2023 Annual Meeting, although we welcome your attendance.
If you would like to attend the annual meeting in person and need driving directions, please contact Mark W. Jeanfreau, our Secretary, by e-mail to mark.jeanfreau@renasant.com or by phone at (662) 680-1445.
Record Date; Shares Outstanding
The board of directors has fixed the close of business on Friday, February 17, 2023, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 17, 2023), our only outstanding class of voting securities was common stock, $5.00 par value per share. On that date, 150,000,000 shares were authorized, of which 56,018,496 shares were outstanding, held by approximately 17,952 shareholders.
Voting
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not the shareholder attends the annual meeting. You may vote by proxy:
•Using the internet, at www.proxyvote.com. To vote via the internet, you will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•Using a toll free telephone number, at (800) 690-6903. You will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder may also vote in person by ballot at the meeting, but only if the shareholder is a record holder of our stock or obtains a broker representation letter from the bank, broker or other record holder of the shareholder’s stock. A shareholder must also bring proof of identity to the meeting.
Quorum
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
How Votes are Counted
Proxies. Shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:
•“FOR” the election of nominees Gary D. Butler, Rose J. Flenorl, John T. Foy and Richard L. Heyer, Jr. as Class 3 directors;
•“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers;
•For holding a non-binding advisory vote on the compensation of our named executive officers “EVERY 1 YEAR”; and
•“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2023.

Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but none of the other proposals to be voted on at the annual meeting are considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
Required Vote for Each Proposal
Directors are elected by plurality vote. Candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. For the proposals to approve our executive compensation program and to ratify our appointment of HORNE LLP as our independent registered public accountants for 2023, the affirmative vote of a majority of the votes cast is required for approval or ratification. With respect to the determination of the frequency of the non-binding advisory vote to approve our named executive officers’ compensation, we intend to treat the option that receives a plurality of the votes cast at the annual meeting as the option shareholders recommend.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”
Shares Held by the Renasant 401(k) Plan
On the record date, the Renasant 401(k) plan held an aggregate of 615,946 shares, or 1.10%, of our common stock. If an account in the Renasant 401(k) plan is invested in our common stock, the owner of the account votes these shares by providing instructions to the plan’s trustee, Renasant Bank, which acts as the proxy and votes the shares. If voting instructions are not timely furnished, the Bank votes in a manner that “mirrors” how shares for which it has received instructions are voted.
Solicitation and Revocation of Proxies
Solicitation. Our board of directors is soliciting your proxy. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the internet or by overnight delivery service. Renasant bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We have also engaged Broadridge Corporate Issuer Solutions, Inc. to assist in our solicitation of proxies, but we do not pay additional compensation for this service. We also reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:
•Provide written notice of revocation to our Secretary before the annual meeting;
•Provide a proxy dated later than your previous proxy either by telephone or on the internet;
•Deliver a signed proxy card dated later than your previous proxy; or
•Attend the annual meeting and vote at the meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.
Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827

Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the annual meeting to be given effect.

PROPOSALS
Proposal 1 - Election of Four Class 3 Directors
Class 3 Nominees. The board has nominated Gary D. Butler, Rose J. Flenorl, John T. Foy and Richard L. Heyer, Jr. for election as Class 3 directors. The four Class 3 directors to be elected at our annual meeting will serve a three-year term, or until the 2026 annual meeting. Biographical information about each nominee for election other than Ms. Flenorl may be found in the Board Members and Compensation section under the heading “Members of the Board of Directors.” Biographical information for Ms. Flenorl follows. If for any reason a nominee is not available as a candidate for director, an event that the board does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.

Biographical Information for Rose J. Flenorl. Ms. Flenorl, 66, serves as Manager of Global Citizenship at FedEx Corporation. In her role, Ms. Flenorl oversees the company’s social impact strategy, partnerships, events and communications in the areas of environmental sustainability, global entrepreneurship and diversity, equity, and inclusion. She is an active community leader, holds a board seat on the University of Mississippi Foundation and has served on the West Tennessee Advisory Board of the Bank since 2016. She also represents FedEx on the Conference Board Corporate Social Responsibility Council and the National Civil Rights Museum Board of Directors. Prior to joining FedEx, Ms. Flenorl was the Manager of Community Relations at International Paper Company where she developed and evaluated community impact programs.

Experience/Qualifications/Skills: Ms. Flenorl’s 40+ years of experience in marketing, communications, and corporate social responsibility, coupled with her deep relationships with influential community and nonprofit leaders across the U.S. and the world are expected to bring tremendous value to our board. Her track record as an insightful strategist and leader capable of creating shared value for companies and the communities where they operate will help us effectively evaluate business decisions with all our relevant stakeholders in mind. Ms. Flenorl’s expertise in how the private and public sectors can effectively intersect on issues including diversity, equity, and inclusion, sustainability and economic development will help guide our overall strategy and identify critical areas of opportunity.
Required Vote. Directors are elected by a plurality vote; the nominees for election as Class 3 directors who receive the highest number of votes cast, up to the number of directors to be elected, are elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF GARY D. BUTLER, ROSE J. FLENORL, JOHN T. FOY AND RICHARD L. HEYER, JR. AS CLASS 3 DIRECTORS TO THE BOARD OF DIRECTORS.
Proposal 2 - Advisory Vote on Executive Compensation
Advisory Vote. Our board is seeking non-binding advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and Section 14A of the Exchange Act. We hold say-on-pay votes annually (although, as described in the next proposal, we are asking our shareholders to recommend, on a non-binding, advisory basis, whether we should continue to hold an annual say-on-pay vote or instead hold such vote every two years or every three years, which could result in a change in the frequency that we hold say-on-pay votes). For 2022, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion).
Our compensation program is based on a design that rewards the attainment of performance measures that align the interests of our executives with those of our shareholders and also provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The relationship of our compensation program to company performance and the creation of shareholder value is illustrated above in the Proxy Summary section. The specific decisions made by our compensation committee for 2022 are summarized in detail in the Compensation Discussion and Analysis section above and the compensation tables and related disclosures that appear in the Compensation Tables section. We urge our shareholders to carefully review these sections before deciding how to vote on this proposal.

As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the above resolution.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 3 – Advisory Vote on the Frequency of the Shareholder Vote on Executive Compensation
Advisory Vote. In addition to the non-binding advisory vote on executive compensation discussed above (our say-on-pay vote), our board is seeking a non-binding advisory vote on the frequency that we hold our say-on-pay vote. This vote is required under Section 14A of the Exchange Act and the rules promulgated by the SEC, which require that at least once every six years we provide our shareholders the opportunity to vote, on a non-binding advisory basis, on whether our advisory vote on executive compensation should be held every one, two or three years. We last held a vote on the frequency of the advisory vote on executive compensation in 2017, at which time we implemented an annual cycle for our say-on-pay vote. We are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation recommend, on a non-binding advisory basis, that an advisory resolution with respect to the compensation of Renasant Corporation’s named executive officers be presented every year, every two years or every three years, as reflected by their votes for each of these alternatives in connection with this resolution.
Our board of directors has determined that holding an annual advisory vote on executive compensation is the most appropriate approach for Renasant. We believe that an annual say-on-pay vote provides the Board and management a clear indication of investor sentiment about our overall executive compensation program, including the compensation decisions made in the previous fiscal year, and it will permit us to make decisions with the benefit of recent shareholder feedback.
As an advisory vote, this proposal is not binding, but our Board and compensation committee will review the results as they determine the frequency with which we will hold a non-binding advisory vote on our executive compensation program.
Required Vote. In voting on this resolution, you should indicate your preferred voting frequency by selecting the option of holding a non-binding advisory vote on executive compensation every “1 year,” “2 years” or “3 years.” If you have no preference, you should consider abstaining from voting on this proposal. We will treat the option that receives a plurality of the votes cast at the annual meeting as the option the shareholders recommend.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE THAT THE NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD EVERY “1 YEAR.”
Proposal 4 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2023
Ratification. We are asking our shareholders to ratify the audit committee’s selection of HORNE LLP as our independent registered public accountants for 2023. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2023. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our and our shareholders’ best interests.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTER PUBLIC ACCOUNTANTS FOR 2023.

Other Matters
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named on our proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
Common Stock Ownership Greater than 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 7, 2023, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based on the number of shares of our common stock outstanding as of March 7, 2023, which was 56,018,496 shares.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	8,244,471(1)	14.72%
Vanguard Group Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,422,592(2)	11.47%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	4,070,002(3)	7.27%
(1)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 15) filed with the SEC on January 23, 2023 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2022. Of the 8,244,471 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 8,140,330 shares, no shared voting power, and sole dispositive power with respect to all of the shares. BlackRock’s Schedule 13G discloses that iShares Core S&P Small Cap ETF owns more than 5% of our common stock and BlackRock Fund Advisors beneficially owns 5% or more of our common stock.
(2)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 9, 2023 by Vanguard Group Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2022. Of the 6,422,592 shares covered by the Schedule 13G, Vanguard has sole voting power over none of the shares, shared voting power with respect to 51,699 shares, sole dispositive power with respect to 6,313,633 shares and shared dispositive power with respect to 108,959 shares. According to Vanguard’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.
(3)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 13) filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2022. Of the 4,070,002 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 4,011,727 shares, shared voting power over none of the shares and sole dispositive power over all of the shares. Dimensional is a registered investment advisor that, directly or indirectly, furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.

Beneficial Ownership of Common Stock by Directors and Executive Officers
The following table includes information about the common stock owned beneficially by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of March 7, 2023. Except for Rose J. Flenorl, each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827. The percentage ownership listed in the table is based on 56,018,496 shares of our common stock outstanding as of March 7, 2023 plus, as to each director and executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of such date.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:(1)
Gary D. Butler	5,301		—	—		5,301	*
Donald Clark, Jr.	11,463		—	18,197	(2)	29,660	*
John M. Creekmore	20,479		—	—		20,479	*
Albert J. Dale, III	32,367		—	203	(3)	32,570	*
Jill V. Deer	15,644		—	—		15,644	*
Connie L. Engel	6,565		—	—		6,565	*
Rose J. Flenorl	—		—	—		—	*
John T. Foy	29,433		—	—		29,433	*
Richard L. Heyer, Jr.	41,428		—	—		41,428	*
Neal A. Holland, Jr.	68,142	(4)	—	162,847	(4)	230,989	*
Michael D. Shmerling	165,178		—	1,519	(5)	166,697	*
Sean M. Suggs	6,569		—	—		6,569	*
Named Executive Officers:
E. Robinson McGraw	276,454	(6)	—	—		276,454	*
C. Mitchell Waycaster	228,976	(7)	—	—		228,976	*
James C. Mabry IV	97,688	(8)	—	—		97,688	*
Kevin D. Chapman	144,570	(9)	—	—		144,570	*
Curtis J. Perry	68,601	(10)	—	—		68,601	*
All directors, nominees and executive officers as a group (21 persons total)	1,448,127		—	183,060		1,631,187	2.91%
* Less than 1% of the outstanding common stock.
(1)For each current non-employee director, direct ownership includes 1,616 shares representing an award of time-based restricted stock under the 2020 LTIP that will vest as of the 2023 Annual Meeting. Each director possesses voting and dividend rights with respect to these shares.
(2)Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark’s spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.
(3)These shares are held by Mr. Dale’s grandchildren.
(4)Of the shares listed as directly and indirectly owned, 106,893 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.
(5)These shares are held by Mr. Shmerling’s children.
(6)Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes 56,606 shares representing awards of time-based restricted stock under our LTIPs and 22,252 shares representing target awards of performance-based restricted stock under our LTIPs.

(7)Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 17,612 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 67,774 shares representing awards of time-based restricted stock under our LTIPs and 61,970 shares representing target awards of performance-based restricted stock under our LTIPs.
(8)Direct ownership includes 40,997 shares representing awards of time-based restricted stock under our LTIPs and 21,625 shares representing target awards of performance-based restricted stock under our LTIPs.
(9)Of the shares listed as directly owned, 9,661 shares are pledged as collateral for a loan. Direct ownership includes an aggregate of 6,327 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 37,241 shares representing awards of time-based restricted stock under our LTIPs and 34,140 shares representing target awards of performance-based restricted stock under our LTIPs.
(10)Direct ownership includes 28,951 shares representing awards of time-based restricted stock under our LTIPs and 25,100 shares representing target awards of performance-based restricted stock under our LTIPs.
The performance-based restricted stock awards under our LTIPs described in notes 6-10 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based on the outcome of applicable performance measures. Each recipient also possesses voting and dividend rights with respect to the time-based restricted stock awards described in note 1 for the directors and notes 6-10 for the executives.
The table above does not include stock units credited under the DSU Plan, which will be paid in common stock upon retirement. Units in the DSU Plan are included in each director’s and executive officer’s stock ownership when measuring compliance with our stock ownership guidelines. The following table presents the stock units under the DSU Plan allocated to each director and executive who participated in the plan as of January 1, 2023, the most recent allocation date:

Stock Units Allocated under the DSU Plan
Directors:
John M. Creekmore	4,275
Albert J. Dale, III	4,404
Jill V. Deer	6,495
Connie L. Engel	535
John T. Foy	8,859
Richard L. Heyer, Jr.	10,112
Neal A. Holland, Jr.	3,721
Michael D. Shmerling	27,941
Sean M. Suggs	6,109
Named Executive Officers:
E. Robinson McGraw	9,021
Curtis J. Perry	1,319
C. Mitchell Waycaster	136

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022. Requests should be mailed to John S. Oxford, Senior Vice President and Chief Marketing Officer, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

Appendix A – Non-GAAP Financial Measures
Adjusted diluted earnings per share, return on average tangible shareholders’ equity and return on average tangible assets (included calculated on an as-adjusted basis and on a pre-provision net revenue basis) are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets, certain charges with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof and, with respect to the calculation of return on average tangible shareholders’ equity and return on average tangible assets on a pre-provision net revenue basis, the provision for credit losses and income tax expense. For 2022, these charges include restructuring charges, merger and conversion expenses, gains on the sale of our mortgage servicing rights, the initial provision expense in connection with our 2022 acquisitions and our voluntary reimbursement of certain re-presentment NSF fees. For prior years, these charges include, in addition to some of the 2022 charges, COVID-19 related expenses, asset valuation adjustments, debt prepayment penalties, expenses associated with strategic hiring and swap termination gains or charges. With respect to COVID-19 related expenses in particular, management added these expenses as a charge to exclude when calculating non-GAAP financial measures because the expenses included within this line item are readily quantifiable and possess the same characteristics with respect to management’s inability to accurately predict the timing or amount thereof as the other charges excluded when calculating non-GAAP financial measures.
Our management uses these non-GAAP financial measures to evaluate capital utilization and adequacy. In addition, we believe these measures facilitate the making of period-to-period comparisons and are meaningful indicators of our operating performance, particularly because, in the case of exclusions related to intangible assets, these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible, pre-provision net revenue and charges such as debt prepayment penalties, swap termination gains, restructuring charges and COVID-19 related expenses can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies. In addition, our compensation committee may use one or more of these non-GAAP financial measures to determine performance-based payouts under our PBRP and LTIPs when the use of the non-GAAP measures more closely aligns with the purposes and objectives of our compensation program (such as providing a more consistent basis for making compensation decisions).
The reconciliations of these non-GAAP financial measures to their most comparable GAAP measures are below. None of the non-GAAP financial information below is intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. You should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to similarly titled measures presented by other companies or the same as non-GAAP financial measures we have provided for other purposes, such as our quarterly earnings releases. There may be limits in the usefulness of these measures, and we encourage readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2022	2021	2020	2019	2018
Net income (GAAP)	$166,068	$175,892	$83,651	$167,596	$146,920
Income Taxes	45,240	46,935	19,840	48,091	41,727
Provision for (recovery of) credit losses (including unfunded commitments)	23,871	(2,168)	96,050	7,050	6,810
Pre-provision net revenue (non-GAAP)	$235,179	$220,659	$199,541	$222,737	$195,457

Net income (GAAP)	$166,068	$175,892	$83,651	$167,596	$146,920
Amortization of intangibles	5,122	6,042	7,121	8,105	7,179
Tax effect on adjustments noted above	(1,119)	(1,354)	(1,382)	(1,808)	(1,588)
Tangible net income (non-GAAP)	$170,071	$180,580	$89,390	$173,893	$152,511

Net income (GAAP)	$166,068	$175,892	$83,651	$167,596	$146,920
COVID-19 related expenses	—	1,511	10,343	—	—
Restructuring charges	732	368	7,365	—	—
MSR valuation adjustment	—	(13,561)	11,726	1,836	—
Debt prepayment penalties	—	6,123	121	54	—
Expense associated with strategic hiring efforts	—	—	—	9,196	—
Merger and conversion related expenses	1,787	—	—	279	14,246
Gain on sale of MSR	(2,960)	—	—	—	—
Swap termination (gains) charges	—	(4,676)	2,040	—	—
Initial provision for acquisitions	2,820	—	—	—	—
Voluntary reimbursement of certain re-presentment NSF fees	1,255	—	—	—	—
Tax effect on adjustments noted above	(816)	2,294	(6,131)	(2,534)	(3,151)
Net income with exclusions (non-GAAP)	$168,886	$167,951	$109,115	$176,427	$158,015

Average shareholders’ equity (GAAP)	$2,184,603	$2,209,409	$2,114,590	$2,107,832	$1,701,334
Average intangibles	967,018	966,733	973,287	976,065	747,008
Average tangible shareholders’ equity (non-GAAP)	$1,217,585	$1,242,676	$1,141,303	$1,131,767	$954,326

Average total assets (GAAP)	$16,637,852	$15,905,986	$14,503,449	$12,875,986	$11,104,567
Average intangibles	967,018	966,733	973,287	976,065	747,008
Average tangible assets (non-GAAP)	$15,670,834	$14,939,253	$13,530,162	$11,899,921	$10,357,559

Average common shares outstanding - diluted	56,214,230	56,424,484	56,468,165	58,226,686	52,626,850

Diluted Earnings per Share
Diluted EPS (GAAP)	$2.95	$3.12	$1.48	$2.88	$2.79
Effect of exclusions from net income	0.05	-0.14	0.45	0.15	0.21
Diluted EPS, with exclusions (Non-GAAP)	$3.00	$2.98	$1.93	$3.03	$3.00

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2022	2021	2020	2019	2018
Return on Average Equity
Return on (average) shareholders’ equity (GAAP)	7.60%	7.96%	3.96%	7.95%	8.64%
Effect of adjustment for intangible assets	6.37%	6.57%	3.87%	7.41%	7.34%
Return on average tangible shareholders’ equity (non-GAAP)	13.97%	14.53%	7.83%	15.36%	15.98%

Return on (average) shareholders' equity (GAAP)	7.60%	7.96%	3.96%	7.95%	8.64%
Effect of exclusions from net income	0.13%	(0.36)%	1.20%	0.42%	0.65%
Return on (average) shareholders’ equity with exclusions (non-GAAP)	7.73%	7.60%	5.16%	8.37%	9.29%
Effect of adjustment for intangible assets	6.47%	6.29%	4.90%	7.78%	7.85%
Adjusted return on average tangible shareholders’ equity with exclusions (non-GAAP)	14.20%	13.89%	10.06%	16.15%	17.14%

Return on Average Assets
Return on (average) assets (GAAP)	1.00%	1.11%	0.58%	1.30%	1.32%
Effect of adjustment for intangible assets	0.09%	0.10%	0.08%	0.16%	0.15%
Return on average tangible assets (non-GAAP)	1.09%	1.21%	0.66%	1.46%	1.47%

Return on (average) assets (GAAP)	1.00%	1.11%	0.58%	1.30%	1.32%
Effect of exclusions from net income	0.02%	(0.05)%	0.17%	0.07%	0.10%
Return on (average) assets with exclusions (non-GAAP)	1.02%	1.06%	0.75%	1.37%	1.42%
Effect of adjustment for intangible assets	0.08%	0.10%	0.10%	0.17%	0.16%
Adjusted return on average tangible assets (non-GAAP)	1.10%	1.16%	0.85%	1.54%	1.58%

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2022 and Form of Proxy are available at www.proxyvote.com.

V01107-P87114

REVOCABLE PROXY
RENASANT CORPORATION
Annual Meeting of Shareholders
April 25, 2023 1:30 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person(s) signing this proxy card hereby appoint(s) John M. Creekmore, Jill V. Deer, Neal A. Holland, Jr., E. Robinson McGraw and Sean M. Suggs and each of them, acting singly, as attorneys and proxies of the signer(s) of the proxy card, with full power of substitution, to vote all shares of stock which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 25, 2023 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827 and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS, (B) "FOR" THE ADOPTION, IN A NON-BINDING ADVISORY VOTE, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 2, (C) FOR HOLDING A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY "1 YEAR," AND (D) "FOR" THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2023 SET FORTH IN PROPOSAL 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS, (B) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 2, (C) IN FAVOR OF HOLDING A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY 1 YEAR, AND (D) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2023 SET FORTH IN PROPOSAL 4.

Continued and to be signed on reverse side

RENASANT CORPORATION
CORPORATION

RENASANT CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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V01106-P87114

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENASANT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of four Class 3 Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gary D. Butler
02) Rose J. Flenorl
03) John T. Foy
04) Richard L. Heyer, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 4 and you vote "1 Year" on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. Recommendation, in a non-binding advisory vote, whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every year, every other year or every three years.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date